Exhibit 10.25

FIRST AMENDMENT TO NOTE AGREEMENT

This FIRST AMENDMENT TO POST-CLOSING AND NOTE ISSUANCE AGREEMENT (this “First Amendment”) is dated as of November 14, 2006 and entered into by and between MAGNA ENTERTAINMENT CORP., a Delaware corporation (“Agent”), and PA MEADOWS, LLC, a Delaware limited liability company (“Borrower”), and is made with reference to that certain Post-Closing and Note Issuance Agreement, dated as of July 26, 2006 (the “Note Agreement”), by and among Agent, Borrower, the Holders from time to time party thereto and, solely for purposes of Section 10.15 thereof, the Parent Entities. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Amended Note Agreement (as defined below).

RECITALS

WHEREAS, as a result of further negotiations between Agent and Borrower since the signing of the Note Agreement, Agent and Borrower have decided to amend the terms of the Note Agreement by entering into this First Amendment in order to (i) change the Holdback Agreement to be delivered upon the Tranche B Junior Notes maturing to defer payment until the opening of a permanent casino and eliminate the equity guarantee and security and (ii) amend other provisions of the Note Agreement as set forth in the Amended Note Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1

AMENDMENT OF NOTE AGREEMENT

As of the date hereof, (i) the Note Agreement shall be and is hereby amended and modified to read in its entirety as set forth in Annex A hereto and (ii) Exhibit H to the Note Agreement shall be and is hereby amended and modified to read in its entirety as set forth in Annex B hereto (as set forth in such Annexes A and B, the “Amended Note Agreement”) and as so amended are hereby ratified, approved and confirmed in each and every respect. The parties hereto agree and acknowledge that the schedules and other exhibits to the Note Agreement delivered on July 26, 2006 shall be the schedules and such other exhibits to the Amended Note Agreement.

SECTION 2

MISCELLANEOUS

2.1          Fees and Expenses. Except as otherwise expressly provided in the Amended Note Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this First Amendment and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

2.2          Notices. All notices, requests, claims, demands and other communications hereunder shall be made as set forth in Section 10.6 of the Amended Note Agreement.

2.3          Headings. The headings contained in this First Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this First Amendment.

2.4          Severability. If any term or other provision of this First Amendment is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this First Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this First Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

2.5          Amendment. This First Amendment may not be amended or modified except by an instrument in writing signed by Agent and Borrower.

2.6          Governing Law; Jurisdiction; Service of Process. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. Agent and Borrower hereby agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States District Court for the Southern District of New York and the courts of the State of New York located in the County of New York, State of New York and waives any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this First Amendment.

2.7          WAIVER OF JURY TRIAL. EACH OF BORROWER AND AGENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS FIRST AMENDMENT OR THE ACTIONS OF BORROWER OR AGENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

2.8          Counterparts. This First Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PA MEADOWS, LLC

By:	/s/ William J. Paulos
	Name:	William J. Paulos
	Title:	Authorized Signatory

MAGNA ENTERTAINMENT CORP.

By:	/s/ Blake Tohana
	Name:	Blake Tohana
	Title:	EVP & CFO

By:	/s/ William Ford
	Name:	William Ford
	Title:	Secretary

POST-CLOSING AND NOTE ISSUANCE AGREEMENT

by and among

PA MEADOWS, LLC,

AS PURCHASER AND BORROWER,

and

MAGNA ENTERTAINMENT CORP.,

AS SELLER AND AGENT,

and

THE HOLDERS FROM TIME TO TIME PARTY HERETO

and

SOLELY WITH RESPECT TO SECTION 10.15 HEREOF, THE PARENT ENTITIES PARTY HERETO

July 26, 2006

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	2
1.1	Certain Definitions	2
1.2	Accounting Principles	16
1.3	Other Definitional Provisions; Construction	16

ARTICLE 2	ISSUE AND SALE OF NOTES	16
2.1	Authorization and Issuance of the Notes	16
2.2	Sale and Purchase	16
2.3	The Closing	17

ARTICLE 3	REPAYMENT OF THE NOTES	17
3.1	Interest	17
3.2	Repayment of the Notes; Exchange of Tranche B Junior Notes	17
3.3	Optional Prepayment of Notes	18
3.4	Notice of Optional Prepayment	18
3.5	Intentionally Left Blank	18
3.6	Payment	18
3.7	Risk of Loss	18
3.8	Maximum Lawful Rate	19
3.9	Certain Waivers	19
3.10	Stock Transfer	20
3.11	Termination of Note	21

ARTICLE 4	CONDITIONS	21
4.1	Conditions to Obligations of Purchaser and Seller	21
4.2	Conditions to Acceptance of Notes by Seller	23
4.3	Conditions to Issuance of Notes by Borrower	24
4.4	Conditions to the Second Closing	25

ARTICLE 5	REPRESENTATIONS AND WARRANTIES	27
5.1	Representations and Warranties of Borrower	27
5.2	Representations and Warranties of Magna	29
5.3	Effect of Representations and Warranties	31

ARTICLE 6	TRANSFER OF NOTES	31

i

6.1	Restricted Notes	31
6.2	Legends; Holder’s Representations	31
6.3	Transfer of Notes	31
6.4	Registration of Notes	32
6.5	Replacement of Lost Notes	33

ARTICLE 7	COVENANTS	33
7.1	Affirmative Covenants	33
7.2	Negative Covenants	36
7.3	Covenant Performance	43
7.4	Magna Covenants	43
7.5	Covenant Performance	44

ARTICLE 8	EVENTS OF DEFAULT	44
8.1	Specified Events of Default by Borrower	44
8.2	Consequences of Specified Event of Default	46
8.3	Security	47
8.4	Application of Proceeds of Collateral and Payments after Specified Event of Default	47
8.5	Event of Default by Seller	47

ARTICLE 9	AGENT	48
9.1	Authorization and Action	48
9.2	Delegation of Duties	49
9.3	Exculpatory Provisions	49
9.4	Reliance	49
9.5	Non-Reliance on Agent and Other Holders	50
9.6	Agent in its Individual Capacity	50
9.7	Successor Agent	50
9.8	Collections and Disbursements	50
9.9	Reporting	51
9.10	Consent of Holders	51
9.11	This Article Not Applicable to Loan Parties	52

ARTICLE 10	MISCELLANEOUS	52
10.1	Successors and Assigns	52
10.2	Modifications and Amendments	53
10.3	No Implied Waivers; Cumulative Remedies; Writing Required	53
10.4	Reimbursement of Expenses	53
10.5	Holidays	53
10.6	Notices	53
10.7	Survival	54
10.8	Governing Law; Jurisdiction; Service of Process	54
10.9	WAIVER OF JURY TRIAL	55
10.10	Severability	55
10.11	Headings	55
10.12	Indemnity	55
10.13	Counterparts	60
10.14	Confidentiality	60
10.15	Provisions Applicable to Parent Entities	61
10.16	Pennsylvania Accounts	63

ANNEX

Annex A	Holder and Payment Information

SCHEDULES

Schedule 4.1(a)	Jurisdictions
Schedule 5.1(d)	Borrower Ownership Chart
Schedule 5.1(f)	Borrower Activities
Schedule 5.2(d)	Deposit Accounts Schedule
Schedule 7.2(g)	Affiliate Transactions

EXHIBITS

EXHIBIT A-1	Form of Tranche A Junior Notes
EXHIBIT A-2	Form of Tranche B Junior Notes
EXHIBIT B	Form of Subsidiary Guaranty
EXHIBIT C	Form of Security Agreement
EXHIBIT D	Form of Mortgage
EXHIBIT E	Form of MID Forbearance and Release Agreement
EXHIBIT F	Intentionally Left Blank
EXHIBIT G	Form of Equity Commitment Agreement
EXHIBIT H	Form of Holdback Agreement
EXHIBIT I-1	Form of Closing Date Legal Opinion of MT&O
EXHIBIT I-2	Form of Closing Date Opinion of Pennsylvania Counsel
EXHIBIT J	Form of Legal Opinion re Holdback Agreement
EXHIBIT K	Intentionally Left Blank
EXHIBIT L	Form of Closing Date Legal Opinion of Magna In-house Counsel
EXHIBIT M	Form of MID Pledge Agreement

POST-CLOSING AND NOTE ISSUANCE AGREEMENT

THIS POST-CLOSING AND NOTE ISSUANCE AGREEMENT (this “Agreement”), dated as of July 26, 2006, is by and among PA MEADOWS, LLC, a Delaware limited liability company (“Borrower” or “Purchaser”), MAGNA ENTERTAINMENT CORP., a Delaware corporation (“Magna”), in its capacity as Seller under the Acquisition Agreement (Magna, in such capacity, is sometimes referred to herein as “Seller”) and in its capacity as administrative and collateral agent for Holders (in such capacity “Agent”), the Holders from time to time party hereto, and, solely for purposes of Section 10.15 of this Agreement, PA MezzCo, LLC, a Delaware limited liability company (“MezzCo”), and Cannery Casino Resorts, LLC, a Nevada limited liability company (“CCR” and, together with MezzCo, the “Parent Entities”). Capitalized terms used and not defined elsewhere in this Agreement are defined in Article 1 hereof.

RECITALS

Purchaser and Seller are parties to the Acquisition Agreement which provides for, among other things, the purchase by Purchaser and the sale by Seller of all of the outstanding shares of Capital Stock of the Acquired Companies (the “Acquired Shares”), and the payment of the purchase price therefor, each in accordance with the terms of the Acquisition Agreement. In connection with the entry by Purchaser and Seller into a First Amendment to Stock Purchase Agreement, Purchaser and Seller have agreed that (A) Purchaser will issue and Seller will accept, for the purpose of paying the consideration for the acquisition of all of the Acquired Shares by Purchaser in accordance with the terms and upon satisfaction of the conditions of the Acquisition Agreement (i) Tranche A Junior Notes in the aggregate principal amount of $175,000,000 representing the part of such consideration required to be paid in cash thereunder and (ii) Tranche B Junior Notes in the aggregate principal amount of $25,000,000 representing the Holdback Amount (as defined in the Holdback Agreement); (B) if the Notes are not satisfied at a Second Closing as set forth herein, the Acquired Shares will be transferred back to Seller (subject to the Prior Liens) in full satisfaction of the Notes and the acquisition of the Acquired Shares by Purchaser shall be rescinded, including for all tax purposes; and (C) this Agreement shall define certain of the rights and obligations of Purchaser and Seller as they relate to the Notes and the Acquired Companies and the other matters set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                 Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the meanings set forth below:

“Acquired Companies” shall mean MECPenn, MLR and WTA.

“Acquired Shares” shall have the meaning assigned to such term in the recitals

“Acquisition Agreement” shall mean the Stock Purchase Agreement dated as of November 8, 2005 between Seller and Purchaser, as amended by the First Amendment to Stock Purchase Agreement dated as of July 26, 2006 between Seller and Purchaser.

“Affiliate” shall mean with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled By or is Under Common Control With, such specified Person, including such specified Person’s Subsidiaries. Without limiting the foregoing, the direct or indirect ownership of ten percent (10%) or more of the equity securities of a Person shall be deemed to constitute control, except for purposes of Section  10.14. Notwithstanding anything to the contrary herein, neither Agent, Holders nor any of their respective Affiliates shall be deemed to be Affiliates of any Loan Party by virtue of the transactions contemplated in this Agreement, the Racing Services Agreement or the Acquisition Agreement and OCM HoldCo, Millennium Gaming and their respective Affiliates shall be deemed to be Affiliates of the Loan Parties.

“Agent” shall have the meaning assigned to such term in the preamble hereto and any successor agent provided for hereunder.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrower LLC Agreement” shall mean the Limited Liability Company Agreement of Borrower dated as of November 8, 2005.

“Borrower Ownership Chart” shall have the meaning assigned to such term in Section 5.1(d).

“Business” shall mean the business of the Meadows Companies as of the date hereof, including all Racing Operations (as defined in the Racing Services Agreement) and the gaming business contemplated by the Transaction Documents, including the development thereof and the obtaining of all required or useful licenses, permits or approvals of any Governmental Authority.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“By-laws” shall mean the by-laws, partnership agreement, operating agreement or analogous instrument of any Person, as applicable.

“Capital Stock” means the capital stock of or membership or other equity interests in a Person.

“Capitalized Leases” shall mean, with respect to any Person, leases of (or other agreements conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as capital leases on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

“Cash Equivalents” means, as at any date of determination, Investments meeting the requirements of any of Section 7.2(i)(i) through (v) with a maturity of not more than six months from the date of acquisition.

“CCR” shall have the meaning assigned to such term in the preamble hereto.

“CCR Transaction” means the exchange by OCM AcquisitionCo of exchangeable notes for not less than thirty-three and one-third percent (33 1/3%) and no more than fifty percent (50%) of the issued and outstanding shares of CCR.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604, et seq.).

“Change of Control” shall mean the occurrence of any of the following:

(a)                                  the failure at any time of Bill Paulos and Bill Wortman (or their heirs) to legally and beneficially own and control 100% of the issued and outstanding Capital Stock of Millennium Gaming or to have the ability to elect all of the Governing Body of Millennium Gaming; or the failure at any time of Millennium Gaming to legally and beneficially control at least fifty percent (50%) of the issued and outstanding shares of CCR or, together with the Persons described in clause (b) or (c) of this definition, to have the ability to elect all of the Governing Body of each Parent Entity;

(b)                                 prior to the occurrence of the CCR Transaction, the failure at any time of OCM HoldCo to legally and beneficially own and control exchangeable notes convertible into at least thirty-three and one-third percent (33-1/3%) and no more than fifty percent (50%) of the issued and outstanding shares of CCR;

(c)                                  following the occurrence of the CCR Transaction, the failure at any time of OCM HoldCo to legally and beneficially own and control at least thirty-three and one-third percent (33-1/3%) and no more than fifty percent (50%) of the issued and outstanding shares of CCR;

(d)                                 the failure at any time of PA MezzCo to legally and beneficially own and control 100% of the issued and outstanding shares of Capital Stock of Borrower or the failure at any time of PA MezzCo to have the ability to elect all of the Governing Body of Borrower;

(e)                                  the failure at any time of CCR to legally and beneficially own and control 100% of the issued and outstanding voting shares of Capital Stock of PA MezzCo or the failure at any time of CCR to have the ability to elect all of the Governing Body of PA MezzCo;

(f)                                    the failure at any time of the persons listed on the Borrower Ownership Chart as direct or indirect owners of OCM HoldCo or such other persons designated by Oaktree Capital Management to legally and beneficially own and control 100% of the issued and outstanding Capital Stock of OCM HoldCo or have the ability to elect all the Governing Body of OCM HoldCo; or

(g)                                 the failure at any time of Borrower to legally and beneficially own and control 100% of the issued and outstanding shares of Capital Stock of each of the Meadows Companies or the failure at any time of Borrower to have the ability to elect all of the Governing Body of each of the Meadows Companies;

provided, however, notwithstanding the foregoing, a Change of Control hereunder shall not be deemed to occur, to the extent that changes are made in the ownership of Borrower as reflected on the Borrower Ownership Chart in order (i) to facilitate the approval of the issuance of the Gaming License, (ii) in response to a request from the PGCB or other Governmental Authority, or (iii) to structure the ownership of Borrower in a manner that would not result in the payment of any additional fee upon the closing of the CCR Transaction under the PA Gaming Act or the PA Gaming Regulations, including without limitation, pursuant to Section 1209 of the PA Gaming Act, and so long as the Agent does not reasonably determine that such change would preclude the Consummation Date occurring by the Deadline Date or change or adversely affect Borrower’s ability to satisfy its obligations as contemplated hereby or the economics of the transactions contemplated hereby. Borrower shall provide notice to Agent prior to making any change in the structure reflected in the Borrower Ownership Chart.

As used herein, the term “beneficially own” or “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

“Charter Documents” shall mean the articles of incorporation, certificate of incorporation, certificate of limited partnership, certificate of limited liability company, charter or analogous organizational instrument of any Person filed with the appropriate Governmental Authorities, as applicable.

“Citibank Base Rate” shall mean the rate of interest publicly announced by Citibank, N.A., New York, New York, from time to time as its base rate.

“Claim Notice” has the meaning assigned to such term in Section 10.12(g) hereof.

“Closing” shall have the meaning assigned to such term in Section 2.3.

“Closing Date” shall mean the date and time for delivery of the Notes as finally determined pursuant to Section 2.3 hereof.

“Code” shall mean the Internal Revenue Code of 1986.

“Conditional/Category 1 Gaming License” shall mean a Conditional Category 1 License or a Category 1 License, in each case under the PA Gaming Act.

“Consummation Date” shall mean the day identified in a written notice from Borrower to Agent that is a date on or prior to the date that is thirty-five (35) days (or if Borrower does not deliver any such written notice, such thirty-fifth day) following the earlier to occur of (a) the PGCB Approval Date, and (b) the PGCB Issuance Date; provided, however, that at the election of Borrower, it may provide written notice to the Agent on or prior to thirty five days after the PGCB Approval Date that the Consummation Date shall not occur if (1) the lenders specified in the Financing Commitment Letter are not reasonably satisfied with the conditions contained in the approval for issuance of the Conditional/Category 1 Gaming License to WTA, or (2) the lenders specified in the Financing Commitment Letter reasonably object to the existence of any pending legal challenge to the approval by the PGCB.

“Contingent Obligation” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Protection Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Control” (including the terms “Controlled By” and “Under Common Control With”) means the possession, directly or indirectly or as a trustee or executor (in each case, acting in a fiduciary capacity), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of equity securities, as trustee or executor (in each case, acting in a fiduciary capacity), by contract or credit arrangement or otherwise.

“Deadline Date” shall mean October 31, 2006; provided, however, that in the event the PGCB Issuance Date or PGCB Approval Date occurs prior to October 31, 2006, the Deadline Date shall be thirty-six (36) days following the PGCB Issuance Date or PGCB Approval Date, as applicable.

“Default” shall mean any event or condition that, but for the giving of notice or the lapse of time, or both, would constitute a Specified Event of Default.

“Environmental Laws” means any civil and criminal Laws, rules, permits or orders of Governmental Authorities relating to or addressing pollution or protection of the environment, public health or safety, including, without limitation, those relating to the presence, use, production, processing, generation, handling, labeling transportation, treatment, storage, disposal, distribution, testing, processing, Release, threatened Release or discharge, investigation, control, exposure or cleanup of Hazardous Materials, wastes, substances, storm water or waste water.

“Equity Commitment Agreement” means the agreement between OCM AcquisitionCo and Agent dated as of the date hereof and in the form of Exhibit G annexed hereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations of any governmental agency or authority, as from time to time in effect, promulgated thereunder.

“ERISA Affiliate” as applied to any Person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member, provided, however, that none of the Meadows Companies shall be considered an ERISA Affiliate of Borrower. Any former ERISA Affiliate of Borrower or its Subsidiaries shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or its Subsidiaries and with respect to liabilities arising after such period for which Borrower or its Subsidiaries could be liable under the Code or ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and any successor statute.

“Excluded Items” shall mean all of Borrower’s right, title and interest in and to, and any and all claims or rights of Borrower arising from, and all damages, recovery, indemnity or other remedies of Borrower arising from or out of: (i) the Acquisition Agreement, (ii) the other Transaction Documents entered into in connection with the Acquisition Agreement, (iii) the MID Forbearance Agreement, (iv) the Borrower LLC Agreement, (v) Borrower’s officers, directors and employees (including for service as an officer, director or employee of any of the Meadows Companies), provided that the applicable officer, director or employee waives and releases all claims against the Meadows Companies, Magna and its Affiliates for claims related to service as an officer, director and employee of the Meadows Companies, (vi) Borrower’s attorney-client relationship and privilege, and any and all records, communications, files, documents and instruments protected by the attorney-client privilege or work product doctrine of Borrower, (vii) any agreement by and between Borrower and any Affiliate or Parent Entity (other than the Meadows Companies and their Subsidiaries) except to the extent required to be transferred to the Meadows Companies as contemplated by Section 3.10 hereof in connection with a Stock Transfer, (viii) all Purchaser Application Materials (as defined in Section 5.04(e) of the Acquisition Agreement) except to the extent permitted to be used by Borrower or a Meadows Company in accordance with Section 5.04(e) of the Acquisition Agreement, (ix) any commitment letter, agreement and other supporting documentation with a lender or other financing source for financing in contemplation of the Second Closing or thereafter, including the Financing Commitment Letter, (x) the letter of credit posted with the PGCB related to the WTA Application and all supporting documentation, (xi) the Permitted Payments and any agreements evidencing any Permitted Payments, and (xii) proceeds of any of the foregoing.

“Financing Commitment Letter” shall have the meaning assigned to such term in Section 4.2(c) hereof.

“Financing Statements” shall have the meaning assigned to such term in Section 4.1 hereof.

“Fiscal Year” or “fiscal year” shall mean each twelve month period ending on December 31 of each year.

“GAAP” shall have the meaning assigned to such term in Section 1.2 hereof.

“Gaming License Application Event” shall mean the occurrence of any of the following:

(a)                                  any conviction in any jurisdiction of any directors, owners or key employee qualifiers of Borrower or of any of its direct or indirect Affiliates or owners, of a felony or gambling related offense, including without limitation, which offense would cause Borrower or any of its Affiliates or any such directors, owners or key employee qualifiers to be denied or disqualified from obtaining a Conditional/Category 1 Gaming License, as provided in Section 1213 of the Pennsylvania Race Horse Development and Gaming Act (Act 71) codified at Title 4 of the Pennsylvania Consolidated Statutes, Sections 1101-1904 (the “PA Gaming Act”) and Section 435.1(n)(i) and (ii) of the regulations promulgated by the PGCB thereunder (the “PA Gaming Regulations”);

(b)                                 any failure of Borrower or any of its direct or indirect Affiliates, or any of their respective directors, owners or key employee qualifiers (as defined in the PA Gaming Act), to provide any supplementary information that the PGCB, its designees, bureaus, agents or employees, or the Pennsylvania State Police, including, but not limited to, any requests described in Sections 1207(11) and 1313(b) of the Act or

Sections 421.4(b), 423.1(d), 423.4(c), 435.1(b), (c) and (d), or 441.3(b) of the PA Gaming Regulations; and

(c)                                  any failure to maintain the bond or letter of credit during the period that WTA has an application for a Conditional/Category 1 Gaming License on file with the PGCB, as required by Section 1313(c) of the PA Gaming Act and Section 441(10)(a) of the PA Gaming Regulations;

(d)                                 any failure of Borrower, any of its direct or indirect Affiliates or owners, any of their respective key employee qualifiers, or any other person or entity that holds a direct or indirect interest in the Borrower or any of its direct or indirect Affiliates, to comply with a notice from the PGCB to divest the interest in the Borrower or any of its direct or indirect Affiliates, or owners, as set forth in Section 1312 of the PA Gaming Act and Section 441.8 of the PA Gaming Regulations;

(e)                                  any transfer of the equity interests of any Person that owns directly or indirectly any of the equity interests of Borrower to the extent that such transfer could reasonably be expected to delay in any material respect the approval by the PGCB of the Conditional/Category 1 Gaming License to WTA, it being understood that the consummation of the CCR Transaction and any other ownership change contemplated by the Borrower Ownership Chart or in response to any inquiry or request by the PGCB shall not be deemed to constitute an event under this clause (e); or

(f)                                    the commencement by Borrower or any person or entity directly or indirectly Affiliated with or related to Borrower, or the participation as a party by Borrower or any such person or entity, in any ongoing civil proceeding in which Borrower or any person affiliated with or related to Borrower is seeking to overturn or otherwise challenge a decision or order of the PGCB or the Pennsylvania Harness Racing Commission pertaining to the approval, denial or conditioning of a license to conduct harness horse race meetings with pari-mutuel wagering or to operate slot machines, as set forth in Section 1308(c) of the PA Gaming Act;

and in each event as set forth in subsections (a) through (e) of this definition, the event or failure would reasonably be expected to result in the disapproval of the application of WTA for a Conditional/Category 1 Gaming License or a material delay in the issuance of such license prior to the Deadline Date, and, if such event is subject to cure (e.g. providing information, eliminating a Person from an application, etc.), such event shall not have been cured on or prior to the earlier of (i) the date required by the PGCB or (ii) thirty days after such event or failure (unless Borrower is making commercially reasonable efforts to diligently pursue a cure in which case it shall be sixty days).

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” means any government, any governmental or government-appointed entity, department, commission, board, agency, regulatory authority or instrumentality, and any court, tribunal, or judicial body, whether federal, state, local or foreign, or any arbitral body, including, without limitation, the Pennsylvania Harness Racing Commission and the PGCB.

“Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, urea formaldehyde foam, heavy metals or polychlorinated biphenyls, (b) any waste, chemical, material or substance defined or regulated as toxic or hazardous under any applicable Environmental Law or (c) anything that is a “hazardous substance” pursuant to CERCLA or any similar applicable state law, anything that is a “solid waste” or “hazardous waste” pursuant to RCRA or any similar applicable state law or any “pesticide,” “pollutant,” “contaminant,” “toxic chemical” or “noise.”

“Holdback Agreement” shall mean the holdback agreement to be entered into between Borrower and Agent pursuant to Section 3.2 hereto, in the form of Exhibit H hereto.

“Holdback Documents” shall mean the Holdback Agreement.

“Holder” shall mean (i) Seller, as the initial holder of the Notes, and (ii) permitted transferees of Notes pursuant to Sections 6.2 and 6.3 hereof.

“Indebtedness” shall mean, for any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness, but in any event including:  (i) all obligations for borrowed money, (ii) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business on terms customary in the trade), (iii) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (iv) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person, (v) all Contingent Obligations for which such Person is obligated, (vi) the capitalized portion of lease obligations under Capitalized Leases, (vii) all obligations for which such Person is obligated pursuant to any Interest Rate Protection Agreements or derivative agreements or arrangements, and (viii) all obligations of such Person upon which interest charges are customarily paid or accrued.

“Indemnified Party” has the meaning assigned to such term in Section 10.12(g) hereof.

“Indemnifying Party” has the meaning assigned to such term in Section 10.12(g) hereof.

“Interest Rate Protection Agreement” shall mean any interest rate swap, interest rate cap, interest rate collar or other interest rate hedging agreement or arrangement.

“Investment” as applied to any Person shall mean the amount paid or agreed to be paid or loaned, advanced or contributed to other Persons, and in any event shall include (i) any direct or indirect purchase or other acquisition of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) and (ii) any capital contribution to any other Person.

“Laws” shall mean any statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law of any country or any state, province, locality, region or area therein, or any other jurisdiction.

“Lien” shall mean any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, now owned or hereafter acquired, whether such interest is based on common law, statute or contract.

“Loan Parties” shall mean each of Borrower and its Subsidiaries, including the Meadows Companies.

“Losses” shall have the meaning assigned to such term in Section 10.12(h) hereof.

“Magna” shall have the meaning assigned to such term in the preamble hereto.

“Magna Bridge Loan Agreement” shall mean the Bridge Loan Agreement dated as of July 22, 2005 by and among Magna, the guarantors party thereto and MID, acting through its Zug branch, as amended, restated or modified from time to time.

“Magna Development Loan Agreement” shall mean the Amended and Restated Loan Agreement (Reconstruction of Gulfstream Park, Florida) dated as of July 22, 2005 by and among Gulfstream Park Racing Association, Inc., MID, acting through its Zug branch, MEC, WTR, MLR, Remington Park, Inc. and GPRA Thoroughbred Training Center, Inc., as amended, restated or modified from time to time.

“Magna Event of Default” shall have the meaning assigned to such term in Section 8.5 hereof.

“Magna Event of Default Notice” shall have the meaning assigned to such term in Section 8.5 hereof.

“Magna Loan Documents” shall mean the Magna Development Loan Agreement, the Magna Bridge Loan Agreement, and all other agreements, instruments and documents delivered in connection therewith.

“Material Adverse Effect” shall mean (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Meadows Companies taken as a whole or (b) the material impairment of the ability of any Loan Party, Parent Entity or OCM AcquisitionCo to perform, or of Agent or Holders to enforce, the obligations of the Loan Parties, Parent Entities or OCM AcquisitionCo under the Note Documents, subject to the Prior Liens.

“Maturity Date” shall mean the earliest of

(a)                                  the Consummation Date;

(b)                                 five (5) Business Days after the occurrence of any of the events set forth in clauses (i)-(vi) of Section 3.10(a) hereof; and

(c)                                  the occurrence of a Specified Event of Default under Section 8.1(g) or Section 8.1(h) hereof.

“Meadows Companies” shall mean the Acquired Companies and their Subsidiaries existing immediately prior to the Closing Date.

“Meadows Facility” shall have the meaning assigned to that term in the Acquisition Agreement.

“MECPenn” shall mean MEC Pennsylvania Racing, Inc., a Pennsylvania corporation.

“MezzCo” shall have the meaning assigned to such term in the preamble.

“MID” shall mean MID Islandi, SF., a partnership formed under the laws of Iceland.

“MID Forbearance Agreement” means the Forbearance and Release Agreement by and among MID, MECPenn, WTA, MLR, MEC and Borrower in the form of Exhibit E hereto.

“MID Liens” shall mean the Liens of MID created pursuant to, and securing the obligations outstanding under, the Magna Bridge Loan Agreement, the Magna Development Loan Agreement, and the agreements and documents related thereto.

“MID Pledge Agreement” shall mean the Assignment Agreement by and between MID and Magna in the form of Exhibit M hereto.

“Millennium Gaming” shall mean Millennium Gaming, Inc., a Nevada corporation.

“MLR” shall mean Mountain Laurel Racing, Inc., a Delaware corporation.

“Mortgage” shall have the meaning assigned to such term in Section 4.1 hereof.

“Multiemployer Plan” shall mean a multiemployer plan (as defined in Section 3(37) of ERISA) pursuant to which Borrower or its Subsidiaries or any of their respective ERISA Affiliates contributes or has an obligation to contribute, in respect of any Employee, officer or director of the Borrower or its Subsidiaries or any of their respective ERISA Affiliates (together with any multiemployer plans to which Borrower or its Subsidiaries or any of their respective ERISA Affiliates has contributed or had an obligation to contribute).

“Net Insurance/Condemnation Proceeds” means any cash payments or proceeds received by Borrower or any of its Subsidiaries (a) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of (i) any actual and reasonable documented costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Notes or the Indebtedness secured by the Prior Liens) that is (A) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof and (B) actually paid or payable within sixty days of receipt of such cash payment to a Person that is not a Loan Party or an Affiliate of a Loan Party.

“Note Documents” shall mean this Agreement, the Notes, the Subsidiary Guaranty, the Equity Commitment Agreement and the Security Documents, and all other agreements, instruments and documents delivered in connection therewith.

“Notes” shall mean the Tranche A Junior Notes and the Tranche B Junior Notes.

“Obligations” shall mean and include the principal of and interest (if any) on the Notes and shall mean any and all of each Loan Party’s Indebtedness and/or liabilities to Agent or Holders of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, and arising under this Agreement or under any Note Document or in any way related hereto or thereto (including all interest accruing after the commencement of any bankruptcy or similar proceeding whether or not enforceable in such proceeding) and all obligations of any Loan Party to Agent or Holders to perform acts or refrain from taking any action required under this Agreement or under any Note Document.

“Occupancy Agreement” means any material lease, agreements to lease, license and any other form of occupancy agreement affecting any of the real property assets of Borrower or any of its Subsidiaries.

“OCM AcquisitionCo” shall mean OCM AcquisitionCo, LLC, a Nevada limited liability company.

“OCM HoldCo” shall mean OCM HoldCo, LLC, a Delaware limited liability company.

“Operator” shall have the meaning assigned to such term in the Racing Services Agreement.

“PA Gaming Act” shall have the meaning assigned to that term in the definition of “Gaming License Application Event.”

“PA Gaming Regulations” shall have the meaning assigned to that term in the definition of “Gaming License Application Event.”

“Parent Entities” shall have the meaning assigned to such term in the preamble hereto.

“Permitted Development” shall mean road and other infrastructure improvements and the building of the temporary or permanent casino, in each case associated with the Meadows Facility.

“Permitted Liens” shall have the meaning assigned to such term Section 7.2(b) hereof.

“Permitted Payments” shall mean amounts payable to Borrower for payments made in good faith for the benefit of a Meadows Company on account of the Racing Operations (as defined in the Racing Services Agreement) and other Business of the Meadows Companies (excluding any amount or payment relating to the Permitted Development or any gaming license or gaming business contemplated by the Transaction Documents), including, without limitation, return of equity funds or loans made to the Meadows Companies by Borrower for purposes that are permitted under this definition.

“Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, person (including, without limitation, a “person” as defined in Section 13(d)(3) of Exchange Act), trust, association or another entity.

“PGCB” shall mean the Pennsylvania Gaming Control Board.

“PGCB Approval Date” shall mean the day on which the PGCB approves the issuance of a Conditional/Category 1 Gaming License to WTA. The PGCB Approval Date shall be determined without regard to whether or not any conditions contained in the approval for issuance of the license are reasonably acceptable to the lender specified in the Financing Commitment Letter. Borrower and Agent acknowledge that the PGCB Approval Date shall be no earlier than September 28, 2006.

“PGCB Issuance Date” shall mean the day on which payment is made of the license fee imposed pursuant to Section 1209(a) of the PA Gaming Act for the Conditional/Category 1 Gaming License issued to WTA.

“Plan” shall mean any employee benefit plan (within the meaning of Section 3(3) of ERISA), other than a Multiemployer Plan, maintained, contributed to or sponsored by any of Borrower or its Subsidiaries or any of their respective ERISA Affiliates.

“Prior Liens” shall mean the MID Liens.

“Purchaser” shall have the meaning assigned to such term in the preamble hereto.

“Purchaser Note Certificate Date” shall have the meaning assigned to that term in Section 4.4 hereof.

“Purchaser Note Developments” shall have the meaning assigned to such term in Section 4.4 hereof.

“Racing Services Agreement” shall mean the Racing Services Agreement dated as of the Closing Date among MEC Racing Management, MLR, WTA, MEC, MEC Pennsylvania Food Service, Inc. and MECPenn.

“RCRA” shall mean the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.).

“Register” has the meaning assigned to such term in Section 6.4(a).

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, discharge, dispersal, leaching or migration of a Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure or facility.

“Required Holders” shall mean, at any time, Holders holding a pro rata percentage of the outstanding principal amount of the Notes aggregating more than 50% at such time.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or ownership interests of Borrower or any Subsidiary of Borrower now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or ownership interests of Borrower or any Subsidiary of Borrower now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock or ownership interests of Borrower or any Subsidiary of Borrower now or hereafter outstanding, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness (other than the Notes and other Obligations) contractually subordinated in right of payment to any Note or (v) any payment of any management or other fee or any other amount of any nature payable to any Parent Entity, OCM HoldCo, Millennium Gaming, or any of their respective Affiliates.

“RSA Special Capital Expenditures” shall mean Capital Expenditures required to be paid by the Subsidiary Guarantors to maintain the Racing Operations (as defined in the Racing Services Agreement) pursuant to Section 11.6.1 of the Racing Services Agreement.

“Second Closing” shall have the meaning assigned to such term in Section 3.2(a) hereof.

“Securities Act” shall mean the Securities Act of 1933, and any successor statute.

“Security Agreement” shall have the meaning assigned to such term in Section 4.1 hereof.

“Security Documents” shall mean the Security Agreement, the Mortgage, the Financing Statements, and all other documents, instruments and other materials necessary to create or perfect the security interests created pursuant to the Security Agreement and the other Security Documents, subject to the Prior Liens.

“Seller” shall have the meaning assigned to such term in the preamble hereto.

“Seller Note Certificate Date” shall have the meaning assigned to such term in Section 4.4 hereof.

“Seller Note Developments” shall have the meaning assigned to such term in Section 4.4 hereof.

“Specified Default Trigger Event” shall have the meaning assigned to such term in Section 8.2(c) hereof.

“Specified Event of Default” shall have the meaning assigned to such term in Section 8.1 hereof.

“Specified Event of Default Notice” shall have the meaning assigned to such term in Section 8.2(b) hereof.

“Stock Transfer” shall mean the transfer by Borrower to Magna of the Acquired Shares (subject to the Prior Liens but not subject to any other liens created by the Borrower).

“Subsidiary” of any corporation shall mean any other corporation or limited liability company of which the outstanding Capital Stock possessing a majority of voting power in the election of directors (otherwise than as the result of a default) is owned or controlled by such corporation directly or indirectly through Subsidiaries.

“Subsidiary Guarantor” means each Subsidiary of Borrower, including the Meadows Companies.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by existing Subsidiaries of Borrower on the Closing Date.

“Tax” or “Taxes” shall have the meaning ascribed to such term in the Acquisition Agreement.

“Third Party” means any person that is not, and is not an Affiliate of, Borrower, Parent Entities, OCM Acquisition, OCM HoldCo, or Millennium Gaming.

“Tranche A Junior Notes” shall mean any promissory notes of Borrower issued pursuant to Section 2.1(a), substantially in the form of Exhibit A-1 annexed hereto, including any such Notes issued in substitution therefor pursuant to Section 6.3 and 6.4 hereof.

“Tranche B Junior Notes” shall mean any promissory notes of Borrower issued pursuant to Section 2.1(b), substantially in the form of Exhibit A-2 annexed hereto, including any such Notes issued in substitution therefor pursuant to Section 6.3 and 6.4 hereof.

“Transaction Documents” shall mean, collectively, the Note Documents, the Acquisition Agreement, the Racing Services Agreement, the Holdback Agreement, the XpressBet Amendments, the MID Forbearance Agreement and all other agreements contemplated hereby and thereby to which any of the Loan Parties or any of their Affiliates is a party.

“Transactions” shall mean the issuance of the Notes, the transfer of the Acquired Shares, the forbearance of the MID Liens pursuant to the MID Forbearance Agreement, the Second Closing and/or the Stock Transfer, each as contemplated by this Agreement, the Notes, the MID Forbearance Agreement and all other agreements contemplated hereby and thereby.

“WTA” shall mean Washington Trotting Association, Inc., a Delaware corporation.

“XpressBet Amendments” shall have the meaning set forth in the Acquisition Agreement.

1.2                                 Accounting Principles. The character or amount of any asset, liability, capital account or reserve and of any item of income or expense to be determined, and any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, pursuant to this Agreement shall be determined or made in accordance with generally accepted accounting principles in the United States of America consistently applied (“GAAP”), unless such principles are inconsistent with the express requirements of this Agreement.

1.3                                 Other Definitional Provisions; Construction. Whenever the context so requires, neuter gender includes the masculine and feminine, the singular number includes the plural and vice versa. The words “hereof” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not in any particular provision of this Agreement, and references to section, article, annex, schedule, exhibit and like references are references to this Agreement unless otherwise specified. A Default or Specified Event of Default shall “continue” or be “continuing” until such Default or Specified Event of Default has been cured or waived as provided herein. References in this Agreement to any Persons shall include such Persons, successors and permitted assigns. Unless otherwise expressly provided herein, references to applicable laws, Charter Documents, agreements (including without limitation the Note Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto in accordance with the terms hereof and thereof.

The use of the terms “Purchaser” and “Borrower” for PA Meadows, LLC and “Seller,” “Agent,” and “Magna” for Magna Entertainment Corp. is for descriptive purposes only and the use of any term is not intended to affect or limit in any way the rights and obligations of PA Meadows, LLC or Magna Entertainment Corp hereunder or in any other Note Document, the Acquisition Agreement or any Transaction Document (as defined in the Acquisition Agreement).

ARTICLE 2

ISSUE AND SALE OF NOTES

2.1                                 Authorization and Issuance of the Notes. In accordance with the Acquisition Agreement, Purchaser has duly authorized the issuance to Seller of (a) $175,000,000 in aggregate principal amount of Purchaser’s Tranche A Junior Notes and (b) $25,000,000 in aggregate principal amount of Purchaser’s Tranche B Junior Notes.

2.2                                 Sale and Purchase. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein and in the Acquisition Agreement, Borrower shall issue to Seller, and Seller shall accept from Purchaser, for the purpose of paying the consideration for the acquisition of all of the Acquired Shares by Purchaser in accordance with the terms of the Acquisition Agreement, the Tranche A Junior Notes in the aggregate principal amount of $175,000,000 and the Tranche B Junior Notes in the aggregate principal amount of $25,000,000, in each case in accordance with the terms of the Acquisition Agreement.

2.3                                 The Closing. Delivery of the Notes (the “Closing”) in exchange for all outstanding shares of Capital Stock of the Acquired Companies shall be made at the offices of O’Melveny & Myers LLP, 7 Times Square, New York, New York, commencing at 10:00 a.m., New York time, on July 26, 2006 or at such place or on such other date as may be mutually agreeable to Borrower and Seller, subject to the satisfaction of the conditions set forth in Sections 4.1, 4.2 and 4.3. The date and time of the Closing as finally determined pursuant to this Section 2.3 are referred to herein as the “Closing Date.”  Such deliveries shall be made to Seller in accordance with the terms of the Acquisition Agreement and this Agreement. If the Closing Date does not occur on or prior to July 31, 2006, the Note Agreement shall terminate and be of no further force and effect except as provided herein.

ARTICLE 3

REPAYMENT OF THE NOTES

3.1                                 Interest. From and after the earliest of (a) the Consummation Date, (b) a Specified Default Trigger Event, and (c) five (5) Business Days after the Deadline Date, the Notes shall accrue interest on the outstanding principal thereof, at a rate per annum equal to the Citibank Base Rate plus two percent (2%), which interest shall compound monthly until paid in full, provided, however, that upon the occurrence of a Deadline Date that occurs prior to the PGCB Approval Date, if the Borrower and Agent are engaged in discussions to consummate the Second Closing, then no interest will accrue on the Notes, and interest will not commence accruing until the earliest of (A) agreement by Borrower and Agent as to any interest accrual and (B) from and after five days after either party delivers (i) a notice pursuant to Section 3.10(a) hereof or (ii) a notice terminating such discussions. Any interest payable hereunder shall be calculated on the basis of a 360-day year comprised of 12 thirty-day months and actual days elapsed. The amount of interest shall be calculated by Agent and such calculations by Agent shall, absent manifest error, be conclusive and binding.

3.2                                 Repayment of the Notes; Exchange of Tranche B Junior Notes. In accordance with the terms of this Section 3.2, Borrower covenants and agrees to repay or satisfy, as applicable, the unpaid principal balance of the Notes and interest, if any, in full, on the Maturity Date and Holders agree to accept in full satisfaction of the Notes on the Maturity Date the applicable deliveries provided for, in each case, as follows:

(a)                                  In the event that the Maturity Date occurs under clause (a) of the definition of Maturity Date or Seller and Purchaser otherwise elect to have the Second Closing (as defined below), then, Seller and Purchaser shall take the following actions and deliver the following documents at a closing to occur on such Maturity Date or such other elected date, subject to satisfaction of the conditions set forth in Section 4.4 hereof (the “Second Closing”): (i) Borrower shall repay to Agent, for the ratable benefit of Holders of the Tranche A Junior Notes, the unpaid principal balance of the Tranche A Junior Notes together with interest, if any, accrued under the Notes in full in cash with immediately available funds, and (ii) Borrower shall cause to be delivered to Seller an executed counterpart of the Holdback Agreement executed by Borrower in the form of Exhibit H attached hereto, together with an opinion of counsel (satisfactory to Agent)

substantially in the form of Exhibit J attached hereto, and upon such delivery being made to Agent, and the payment in full in cash of the Tranche A Junior Notes together with interest in cash, if any, under the Notes being received by Agent, the entire principal amount of the Notes outstanding shall be deemed repaid in full and the Notes shall be deemed to be cancelled.

(b)                                 In the event the Maturity Date arises in accordance with clause (b) of the definition of Maturity Date, then upon the consummation of a Stock Transfer and the payment of interest, if any, accrued on the Notes, the entire principal amount of the Notes outstanding shall be deemed repaid in full and the Notes shall be deemed to be cancelled and the acquisition of the Acquired Shares by Purchaser shall be deemed to have been rescinded, including for all tax purposes.

3.3                                 Optional Prepayment of Notes. Borrower may prepay to Agent the outstanding principal amount of the Notes and interest, if any, in whole or in part, at any time and from time to time. Any optional payments pursuant to this Section 3.3 shall be applied, first, ratably to prepay any amounts outstanding under the Tranche A Junior Notes, and second, ratably to prepay any amounts outstanding under the Tranche B Junior Notes. The Tranche B Junior Notes may be prepaid by the delivery of the items set forth in Section 3.2(a)(ii) together with interest (if any) on such Notes; provided however, that the Tranche B Junior Notes may not be prepaid prior to the prepayment of the Tranche A Junior Notes.

3.4                                 Notice of Optional Prepayment. If Borrower shall elect to prepay any Notes pursuant to Section 3.3 hereof, Borrower shall give notice of such prepayment to Agent, specifying (i) the date on which such prepayment is to be made, and (ii) the principal amount of such Notes to be prepaid on such date. Notice of prepayment shall not cause the Notes to become due and payable, and such notice may be withdrawn at any time.

3.5                                 Intentionally Left Blank.

3.6                                 Payment. Borrower will pay all sums becoming due on any Note to Agent by the method and at the address specified for such purpose in Annex A, or by such other method or at such other address as Agent shall have from time to time specified to Borrower in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that each Holder shall surrender its Note(s) for cancellation reasonably promptly after payment or prepayment in full of such Note(s) at Borrower’s principal executive office.

3.7                                 Risk of Loss.

(a)                                  Condemnation. If the whole of the Meadows Facility, or a portion thereof that would reasonably be expected to limit or inhibit the ability to conduct gaming operations at the Meadows Facility, delay the issuance of the Conditional/Category 1 Gaming License or create or cause a restriction on operation of the temporary or permanent casino for any period of time, is taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, in each case as reasonably determined by Borrower to be material, then Borrower may transfer to Magna within thirty days of such action, the Acquired Shares (subject to the Prior Liens but not subject to any Liens created by Borrower) in accordance with Section 3.10 hereof and the entire principal amount of the Notes outstanding shall be deemed repaid in full and the Notes shall be deemed to be cancelled and the acquisition of the Acquired Shares by Purchaser shall be deemed to have been rescinded, including for all tax purposes, in accordance with Section 3.10 hereof. Upon the Stock Transfer, the Meadows Companies will be entitled to participate, on their behalf and on behalf of the Holders, in the condemnation proceeding as a defendant and have their share of the award determined by the court overseeing the condemnation proceeding and subject to the Prior Liens, the Meadows Companies will be entitled to all Net Insurance/Condemnation Proceeds, other than Permitted Payments.

(b)                                 Destruction. If all or a portion of the Meadows Facility is destroyed in whole or in part by fire or other casualty, and such destruction would reasonably be expected to limit or inhibit the ability to conduct gaming operations at the Meadows Facility, delay the issuance of the Conditional/Category 1 Gaming License or create or cause a restriction on the operation of the temporary or permanent casino for any period of time, in each case as reasonably determined by Borrower to be material, then Borrower may elect within thirty (30) days after the date of the casualty to transfer to Magna the Acquired Shares (subject to the Prior Liens but not subject to any Liens created by Borrower) in accordance with Section 3.10 hereof and the entire principal amount of the Notes outstanding shall be deemed repaid in full and the Notes shall be deemed to be cancelled and the acquisition of the Acquired Shares by Purchaser shall be deemed to have been rescinded, including for all tax purposes, in accordance with Section 3.10 hereof. All proceeds from the insurance policies maintained under the Racing Services Agreement to rebuild the Meadows Facility shall from and after such transfer be for the benefit of the Meadows Companies, and subject to the Prior Liens, the Meadows Companies will be entitled to all Net Insurance/Condemnation Proceeds, other than Permitted Payments.

3.8                                 Maximum Lawful Rate. This Agreement, the Notes and the other Note Documents are hereby limited by this Section 3.8. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Holders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to Agent or Holders in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance Agent or Holders shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Notes, in such manner as may be determined by Holders, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Notes, such excess shall be refunded to Borrower.

3.9                                 Certain Waivers. Borrower waives to the fullest extent under applicable law any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind.

3.10                           Stock Transfer.

(a)                                  Stock Transfer Triggers. Borrower shall immediately (and in any event within five Business Days) consummate a Stock Transfer and pay any interest accrued (if any) under the Notes as contemplated by Section 3.2(b):  (i) upon Purchaser’s or Seller’s notice after Purchaser’s election to not proceed with the Second Closing as a result of Seller Note Developments that would result in a Seller Material Adverse Effect in accordance with Section 4.4(a)(i) hereof or the failure of the conditions set forth in Section 4.4(a)(ii) or 4.4(a)(iii) to be satisfied or waived, (ii) upon Seller’s or Purchaser’s notice after Seller’s election to not proceed with the Second Closing as a result of Purchaser Note Developments that would result in a Purchaser Material Adverse Effect, (iii) upon a Specified Event of Default Notice by Agent hereunder or the occurrence of a Specified Default Trigger Event; (iv) upon a Magna Event of Default Notice by Borrower hereunder, (v) upon Borrower’s election to effect a Stock Transfer pursuant to Section 3.7 or (vi) upon demand by Agent or Borrower at any time after the Deadline Date so long as the Consummation Date has not occurred.

(b)                                 Approvals. If completion of the Stock Transfer requires the approval of or filing with any Governmental Authority, the parties will use commercially reasonable efforts to obtain such approvals and make such filings. To the extent that the transfer of the Acquired Shares is delayed for a period of time to obtain any approval or comply with any filing requirement, then the period of time for Borrower to complete the Stock Transfer shall be extended for the period of time to obtain the approval or comply with the filing requirement (and any associated waiting period) so long as the Borrower is continuing to use its commercially reasonable efforts to obtain such approvals and make such filings. Borrower agrees to enter into an irrevocable escrow or other arrangement reasonably satisfactory to Borrower and Magna so that the Acquired Shares shall be automatically returned to Magna upon receipt of the approval or compliance with the filing requirement.

(c)                                  Completion. Upon the completion of a Stock Transfer and the payment of interest (if any) accrued under the Notes, the entire principal amount of the Notes outstanding shall be deemed repaid in full, the Notes shall be deemed to be cancelled and the acquisition of the Acquired Shares by Purchaser shall be deemed to have been rescinded, including for all tax purposes. In the event that Purchaser transfers the Acquired Shares back to Seller in satisfaction of the Notes pursuant to this Section 3.10, then Purchaser and Seller shall treat the acquisition of the Acquired Shares by Purchaser from Seller as being rescinded for all tax purposes and no Person shall take any position inconsistent therewith unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

(d)                                 Further Assurances. In the event that any assets or rights used in the conduct of the Business (other than the Excluded Items) are held by Borrower (or any of its Affiliates, but only if predominantly related to the Meadows Companies), Borrower shall transfer (and cause to be transferred, as the case may be) such assets and rights to the Meadows Companies prior to the Stock Transfer. Upon or following a Stock

Transfer, the Borrower shall promptly execute and deliver to Magna such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other actions as Magna may reasonably deem necessary in order to effectuate the Stock Transfer and any transfer contemplated by the preceding sentence. Following a Stock Transfer, upon the request of Magna, Borrower shall cooperate with Magna to facilitate the preparation of financial statements for the Meadows Companies during the period from the Closing Date through the date of the Stock Transfer, including access to accounting records, journals and work papers of the Meadows Companies during such period.

(e)                                  Deemed Representations. In the event of a Stock Transfer, the Borrower shall be deemed to have represented, as of the date of the consummation of the Stock Transfer, that it shall not have taken, and shall not have permitted any Meadows Company to take, any action or cause any event to occur that would result in any of the representations or warranties set forth in Section 3.03 (other than the second sentence of Section 3.03(a)) and Section 3.04(a) (other than the first sentence thereof) of the Acquisition Agreement to not be true and correct as of the date of the consummation of the Stock Transfer.

3.11                           Termination of Note. Subject to Section 10.12(a) hereof, this Agreement shall terminate and be of no further force and effect, and the Borrower, the Holders and the Agent shall have no further rights or obligations hereunder, upon the repayment of the Notes (including interest thereunder in full) in accordance with Section 3.2 or Section 3.3 hereof, the completion of a Stock Transfer in accordance with Section 3.2(b) hereof and the payment of interest under the Notes as required by Section 3.2(b) or the exhaustion of the Agent’s and Holders’ exercise of the rights and remedies under Sections 8.2, 8.3 and 8.4 hereof.

ARTICLE 4

CONDITIONS

4.1                                 Conditions to Obligations of Purchaser and Seller. The obligation of Purchaser to issue the Notes and the obligation of Seller to accept the Notes are subject to, prior to or at the Closing, the delivery of the following documents or agreements and the satisfaction of the following conditions:

(a)                                  Note Documents. The following Note Documents shall be entered into by the parties thereto:

(i)                                     Tranche A Junior Notes in the aggregate principal amount of $175,000,000 and Tranche B Junior Notes in the aggregate principal amount of $25,000,000;

(ii)                                  A Subsidiary Guaranty substantially in the form of Exhibit B attached hereto;

(iii)                               An Equity Commitment Agreement substantially in the form of Exhibit G attached hereto;

(iv)                              Junior Security Agreements for each of Borrower and the Meadows Companies substantially in the form of Exhibit C attached hereto (the “Security Agreement”);

(v)                                 UCC-1 Financing Statements (the “Financing Statements”) for the Loan Parties and jurisdictions listed on Schedule 4.1(a)(v) hereto, subject to the Prior Liens;

(vi)                              Certificates of insurance for all insurance of the Loan Parties existing on the Closing Date together with any endorsements or loss payee designations requested by Seller;

(vii)                           A mortgage substantially in the form of Exhibit D attached hereto (the “Mortgage”) and for the real property identified therein; and

(viii)                        A lender’s endorsement to the title policy to be delivered by Seller to Purchaser pursuant to Section 5.11 of the Acquisition Agreement shall be issued in favor of Agent and in a form reasonably satisfactory to Agent.

(b)                                 Forbearance and Pledge Agreement.

(i)                                     Agent, Purchaser, the Acquired Companies and MID shall have executed the MID Forbearance Agreement, which shall be on terms satisfactory to MID, Agent and Purchaser.

(ii)                                  Agent and MID shall have executed the MID Pledge Agreement which shall be satisfactory to Agent and MID.

(c)                                  Acquisition Agreement Conditions. Each condition set forth in Article VIII of the Acquisition Agreement shall have been satisfied except to the extent waived by the party or parties having the right to the fulfillment of such condition.

(d)                                 Regulatory Approvals. All authorizations, approvals or other actions shall have been obtained from any Governmental Authority, and all notices to or filings with any Governmental Authority shall have been made, in each case, to the extent required by Purchaser or Seller in connection with the execution, delivery and performance by Loan Parties or their Affiliates of the Note Documents to which they are parties and the consummation of the transactions contemplated by the Note Documents.

(e)                                  Intentionally Omitted.

(f)                                    No Default. No Default or Specified Event of Default shall have occurred and be continuing nor shall it be reasonably anticipated that there will be any Specified Event of Default immediately after giving effect to the execution of the Note Documents.

(g)                                 Consents. The parties shall have received all third party consents necessary or advisable in connection with the Transactions, in each case to the extent reasonably required by Purchaser or Seller, including without limitation any consents required pursuant to the Magna Bridge Loan Agreement and the Magna Development Loan Agreement.

4.2                                 Conditions to Acceptance of Notes by Seller. The obligation of Seller to accept the Notes is subject to the satisfaction, prior to or at the Closing, of the following conditions:

(a)                                  Representations and Warranties True. The representations and warranties contained in Article IV of the Acquisition Agreement and Section 5.1 and 10.15(a) hereof shall be true and correct at and as of the Closing Date as though then made.

(b)                                 Closing Documents. Borrower will have delivered or caused to be delivered to Agent all of the following documents in form and substance reasonably satisfactory to Agent:

(i)                                     certificates of good standing issued as of a recent date prior to the Closing Date for Borrower issued by its jurisdiction of organization;

(ii)                                  a copy of the Charter Documents of Borrower, certified by the appropriate governmental official of the jurisdiction of its organization as of a recent date prior to the Closing Date;

(iii)                               a copy of the Borrower LLC Agreement, certified as of the Closing Date by the secretary, assistant secretary or manager, as applicable, of Borrower;

(iv)                              a certificate of the secretary, assistant secretary, or manager of Borrower, certifying (A) as to the names and true signatures of the officers or other authorized person of the Borrower authorized to sign the Note Documents and the other documents to be delivered by the Borrower hereunder and (B) certifying the Charter Documents or By-laws of the Borrower on the Closing Date;

(v)                                 copies of the resolutions duly adopted by the Borrower’s board of managers authorizing the execution, delivery and performance by the Borrower of the Note Documents and each of the other agreements, instruments and documents contemplated hereby to which the Borrower is a party, and the consummation of all of the other Transactions, certified as of the Closing Date by the secretary, assistant secretary, or manager of the Borrower;

(vi)                              a certificate of the secretary or assistant secretary, of each of the Meadows Companies, certifying (A) as to the names and true signatures of the officers or other authorized person of the respective Meadows Company authorized to sign the Note Documents and the other documents to be delivered by such Person hereunder and (B) certifying that there has been and will be no change in the Charter Documents or By-laws of such Person on the Closing Date other than as disclosed therein;

(vii)                           copies of the resolutions duly adopted by each of the Meadows Companies’ and each of the Parent Entity’s board of directors, board of managers or other governing body, authorizing the execution, delivery and performance by the respective Meadows Company or Parent Entity, as the case may be, of the Note Documents and, in the case of the Meadows Companies, each of the other agreements, instruments and documents contemplated hereby to which the respective Meadows Company is a party, certified as of the Closing Date by the secretary, assistant secretary or manager of the respective Meadows Company;

(viii)                        a certificate dated as of the Closing Date from an officer, or manager of Borrower stating that the conditions specified in this Section 4.2 have been fully satisfied or waived by Agent; and

(ix)                                an opinion of Munger, Tolles & Olson LLP, counsel to the Borrower and the Parent Entities, in the form of Exhibit I-1 hereto and an opinion of Fox Rothschild, counsel to the Borrower, in the form of Exhibit I-2 hereto.

(c)                                  Financing Commitment Letter. Purchaser shall have delivered to Seller a fully executed commitment letter relating to the financing intended to be used to repay the Tranche A Junior Note in full on the Second Closing, which commitment letter shall be in form and substance satisfactory to Seller (such letter, the “Financing Commitment Letter”).

(d)                                 Waiver. Any condition specified in this Section 4.2 may be waived by Agent, and any condition specified in Section 4.1, on account of Seller, may be waived by Agent.

4.3                                 Conditions to Issuance of Notes by Borrower. The obligation of Borrower to issue the Notes is subject to the satisfaction, prior to or at the Closing, of the following conditions:

(a)                                  Representations and Warranties True. The representations and warranties contained in Section 5.2 hereof shall be true and correct at and as of the Closing Date as though then made.

(b)                                 Closing Documents. Seller will have delivered or caused to be delivered to Purchaser all of the following documents in form and substance reasonably satisfactory to Purchaser:

(i)                                     certificates of good standing issued as of a recent date prior to the Closing Date for Magna issued by its jurisdiction of organization;

(ii)                                  a copy of the Charter Documents of Magna, certified by the appropriate governmental official of the jurisdiction of its organization as of a recent date prior to the Closing Date;

(iii)                               a copy of the By-laws of Magna, certified as of the Closing Date by the secretary or assistant secretary, as applicable, of Magna;

(iv)                              a certificate of the secretary or assistant secretary of Magna, certifying (A) as to the names and true signatures of the officers or other authorized person of Magna authorized to sign the Note Documents and the other documents to be delivered by Magna hereunder and (B) certifying that there has been no change in the Charter Documents or By-laws of Magna on the Closing Date;

(v)                                 copies of the resolutions duly adopted by Magna authorizing the execution, delivery and performance by Magna of this Agreement and the other agreements, instruments and documents contemplated hereby to which Magna is a party, and the consummation of all of the other Transactions, certified as of the Closing Date by the secretary or assistant secretary, or manager of Magna;

(vi)                              a certificate dated as of the Closing Date from an officer, or manager of Magna stating that the conditions specified in this Section 4.3 have been fully satisfied or waived by Purchaser; and

(vii)                           an opinion of in-house counsel of Seller and the Agent, in the form of Exhibit L hereto.

(c)                                  Waiver. Any condition specified in this Section 4.3 may be waived by Borrower, and any condition specified in Section 4.1, on account of Purchaser, may be waived by Borrower.

4.4                                 Conditions to the Second Closing.

(a)                                  Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Second Closing is subject to the satisfaction, prior to or at the Second Closing, of the following conditions:

(i)                                     at the Second Closing (or, if Purchaser delivers a written notice to Seller referencing this Section 4.4(a)(i) and indicating that Purchaser expects that the Second Closing will occur, or that the PGCB Issuance Date will occur, then no later than five days after Seller’s receipt of such written notice), Purchaser shall have received a certificate from Seller (i) indicating which, if any, representations and warranties of Seller contained in the Acquisition Agreement would not be true and correct if made on the date of the delivery of such certificate with respect to facts and circumstances arising after the Closing Date (the “Seller Note Certificate Date”) other than such representations and warranties as are made as of another date, which would not be true and correct as of such other date, and (ii) describing the circumstances, if any, which would cause such representations and warranties to not be so true and correct if made on the Seller Note Certificate Date (or on such other date if made on another date) as a result of events, occurrences or change in circumstances that has occurred since the Closing Date (such circumstances, the “Seller Note Developments”); provided, however, that Seller Note Developments shall not include (a) breaches of representations and warranties not within the knowledge of Seller (or not within what reasonably should have been within the knowledge of Seller) with respect to facts and circumstances relating to any period after the Closing Date and (b) breaches of representations and warranties to the extent resulting from (1) any actions taken or omitted to be taken by Seller, Purchaser or any of their respective Affiliates in compliance with the terms of the Transaction Documents or (2) any actions taken or omitted to be taken by or on behalf of any of the Meadows Companies (not within the sole or shared control of the Operator under the Racing Services Agreement) after the Closing Date (other than activities taken or omitted to be taken by Operator under the Racing Services Agreement) or by or on behalf of the Borrower or any of its Affiliates (other than the Meadows Companies); and if there are Seller Note Developments that would result, together with Seller Developments (as defined in the Acquisition Agreement), in a Seller Material Adverse Effect (as defined in the Acquisition Agreement with reference to the “Closing Date” to be “Seller Note Certificate Date” for purposes of this certificate), Purchaser shall have the right not to proceed to the Second Closing pursuant to a written notice delivered to Seller not more than five (5) days following the Seller Note Certificate Date and such election shall constitute a failure of the conditions to the Second Closing pursuant to this Section 4.4(a)(i), and Purchaser or Seller shall have the right to provide a notice for a Stock Transfer under Section 3.10; provided that Seller Note Developments will not constitute a breach of representation or warranty by Seller hereunder, under such certificate or under the Acquisition Agreement whether or not Purchaser proceeds with the Second Closing;

(ii)                                  the MID Liens (and all other Liens created by MID or its Affiliates) and the Liens created pursuant to the Note Documents shall be released in a manner whereby release occurs concurrently with Borrower’s performance under Section 3.2(a) hereof and there shall be no other Liens on the Acquired Shares other than any Liens granted by Borrower or the Acquired Companies after the Closing Date and Permitted Exceptions (as defined in the Acquisition Agreement); and

(iii)                               the Subsidiary Guaranty shall be terminated by Magna in a manner whereby termination occurs concurrently with the Borrower’s performance under Section 3.2(a) hereof and the Subsidiary Guaranty shall be of no further force and effect.

(b)                                 Conditions to Obligations of Seller. The obligation of Seller to consummate the Second Closing is subject to the satisfaction, prior to or at the Second Closing, of the following condition:

(i)                                     pursuant to a written notice delivered to Purchaser prior to the earlier of the date not more than five (5) days following the Seller Note Certificate Date or the date of the Second Closing, Seller shall have received a certificate from Purchaser (i) indicating which, if any, representations and warranties of Purchaser contained in the Acquisition Agreement would not be true and correct if made on the date of the delivery of such certificate with respect to facts and circumstances arising after the Closing Date (the “Purchaser Note Certificate Date”) other than such representations and warranties as are made as of another date, which would not be true and correct on and as of such other date, and (ii) describing the circumstances, if any, which would cause such representations and warranties to not be so true and correct if made on the Purchaser Note Certificate Date (or on such other date if made on another date) as a result of events, occurrences or change in circumstances that has occurred since the Closing Date (such circumstances, the “Purchaser Note Developments”), and, if there are Purchaser Note Developments that would result, together with Purchaser Developments (as defined in the Acquisition Agreement), in a Purchaser Material Adverse Effect (as defined in the Acquisition Agreement with reference to “Closing Date” to be “Purchaser Note Certificate Date” for purposes of this Certificate), Agent shall have the right not to proceed to the Second Closing pursuant to a written notice delivered not more than five (5) days following the Purchaser Note Certificate Date and such election shall constitute a failure of the conditions to the Second Closing pursuant to this Section 4.4(b)(i), and Agent or Seller shall have the right to provide a notice for a Stock Transfer under Section 3.10; provided that Purchaser Note Developments will not constitute a breach of representation or warranty by Purchaser hereunder, under such certificate or under the Acquisition Agreement whether or not Seller proceeds with the Second Closing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1                                 Representations and Warranties of Borrower. As a material inducement to Seller to enter into this Agreement and accept the Notes, Borrower hereby represents and warrants to Agent with respect to Borrower only, and not with respect to Seller or the Meadows Companies, as follows:

(a)                                  Organization, Powers, Qualification, Good Standing. Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)                                 Authorization of Note Issuance, etc.

(i)                                     Authorization. The execution, delivery and performance of each of the Note Documents to which Borrower is a party have been duly authorized by all necessary action on the part of Borrower. The execution, delivery and performance of each of the Note Documents have been authorized by all necessary action on the part of each of the Meadows Companies that is party thereto.

(ii)                                  No Conflict; Litigation. The execution, delivery and performance by Borrower of the Note Documents to which it is a party and the consummation of the transactions contemplated by the Note Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Borrower, the Charter Documents of Borrower or any order, judgment or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower (other than any Liens in favor of Agent or the Prior Liens), or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower. There is no Action (as defined in the Acquisition Agreement) against or affecting Borrower pending or, to Borrower’s knowledge, threatened, which, if determined adversely to Borrower, could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity and enforceability of any Note Document.

(iii)                               Governmental Consents. The execution, delivery and performance by Borrower of the Note Documents to which it is a party and the consummation of the transactions contemplated by the Note Documents do not require authorization, approval or other action by, and no notice to or filing with, any Governmental Authority, except to the extent obtained and delivered to Agent prior to the date of this Agreement.

(iv)                              Binding Obligation. Each of the Note Documents to which Borrower is a party has been duly executed and delivered by Borrower and is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c)                                  Matters Relating to Collateral.

(i)                                     Governmental Authorizations. To Borrower’s knowledge, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for the pledge or grant by Borrower of the Liens purported to be created pursuant to any of the Security Documents, except for filings or recordings contemplated by the Security Documents and except as may be required, in connection with the disposition of any collateral pledged pursuant to the Security Documents, by laws generally affecting the offering and sale of securities.

(ii)                                  Perfection. To Borrower’s knowledge, the security interests in the collateral granted to Agent by Borrower constitute valid security interests in the Borrower’s interest in the collateral securing the payment of the Notes. Assuming all filings and other actions necessary or desirable to perfect and protect such security interests have been duly made or taken, to Borrower’s knowledge, the security interests in the Borrower’s interest in the collateral granted to Agent by

Borrower will constitute perfected security interests therein prior to all other Liens (except for the Prior Liens).

(d)                                 Capitalization and Related Matters. The authorized Capital Stock of Borrower and the number and ownership of all outstanding Capital Stock of Borrower and its direct and indirect owners are as set forth on the Borrower Ownership Chart annexed as Schedule 5.1(d) hereto (the “Borrower Ownership Chart”). Borrower will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock. There are no agreements among the Borrower’s equityholders with respect to the voting or transfer of Borrower’s Capital Stock other than as described on the Borrower Ownership Chart. Borrower does not own, or hold any rights to acquire, any shares of stock or any other security or interest in any other Person (other than the Meadows Companies), and Borrower has no Subsidiaries (other than the Meadows Companies).

(e)                                  Compliance with Acquisition Agreement. Borrower is not in material breach of any representation, warranty, covenant or agreement of Borrower contained in the Acquisition Agreement, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a breach.

(f)                                    Activities of Borrower. As of the Closing Date, Borrower has at no time entered into any agreements or conducted any business other than entering into the Transaction Documents to which it is a party, and the other agreements set forth on Schedule 5.1(f) hereto and performing its obligations thereunder.

(g)                                 Deposit Accounts. Except as is listed on the “Deposit Accounts Schedule” attached hereto as Schedule 5.2(d), as of the Closing Date, Borrower does not maintain any deposit securities or other account, including term deposit, certificate of deposit money market account, with any Person.

(h)                                 Employee Benefit Plans. Borrower does not maintain, contribute to or sponsor any employee benefit plans (within the meaning of Section 3(3) of ERISA). The Borrower’s only ERISA Affiliate is Cannery Casino Resorts, LLC, which does not maintain, sponsor or contribute to any employee benefit plans that are subject to Title IV of ERISA and has not maintained, sponsored or contributed to any such employee benefit plans at any time during the preceding six years.

5.2                                 Representations and Warranties of Magna. As a material inducement to Borrower to enter into this Agreement and issue the Notes, Magna hereby represents and warrants to Borrower as follows:

(a)                                  Organization, Powers, Qualification, Good Standing. Magna has all requisite corporate power and authority to enter into the Note Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)                                 Authorization, etc.

(i)                                     Authorization of Borrowing. The execution, delivery and performance of the Note Documents to which it is a party and the MID Forbearance Agreement have been duly authorized by all necessary action on the part of Magna.

(ii)                                  No Conflict; Litigation. The execution, delivery and performance by Magna and the consummation of the transactions contemplated by the Note Documents and the MID Forbearance Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Magna, the Charter Documents of Magna, or any order, judgment or decree of any court or other Governmental Authority binding on Magna,  (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Magna,  (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Magna (other than the Prior Liens), or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Magna. There are no Actions against or affecting Magna pending or, to Magna’s knowledge, threatened, which, if determined adversely to Magna could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity and enforceability of any Note Document or the MID Forbearance Agreement.

(iii)                               Governmental Consents. The execution, delivery and performance by Magna and the Meadows Companies of the Note Documents to which they are parties and the MID Forbearance Agreement and the consummation of the transactions contemplated by the Note Documents and the MID Forbearance Agreement do not and will not require authorization, approval or other action by, and no notice to or filing with, any Governmental Authority, except to the extent obtained by Magna prior to the date of this Agreement.

(iv)                              Binding Obligation. Each of the Note Documents to which Magna is a party and the MID Forbearance Agreement has been duly executed and delivered by Magna and is the legally valid and binding obligation of Magna, enforceable against Magna, in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c)                                  Compliance with Acquisition Agreement. Seller is not in material breach of any representation, warranty, covenant or agreement of Seller contained in the Acquisition Agreement, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a breach.

(d)                                 Deposit Accounts. Except as is listed on the schedule attached hereto as Schedule 5.2(d), as of the Closing Date, the Meadows Companies do not maintain any deposit securities or other account, including term deposit, certificate of deposit money market account, with any Person.

(e)                                  Magna Loan Documents; MID Liens. Seller has not received from MID or given to MID a written notice of any event of default under the Magna Bridge Loan Agreement or the Magna Development Loan Agreement that has occurred and is continuing or of the occurrence or declaration of the maturity of the obligations outstanding (whether by acceleration or by its terms) under the Magna Loan Agreement or the Magna Development Loan Agreement. There are no Liens on the Acquired Shares or the assets or properties of the Acquired Companies in favor of MID or its Affiliates except as are subject to the MID Forbearance Agreement.

(f)                                    MID Forbearance Agreement. The MID Forbearance Agreement is enforceable against MID, in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3                                 Effect of Representations and Warranties. Purchaser’s representations made in Section 5.1(c) shall not form the basis for any claim against Purchaser unless Purchaser has acted fraudulently and with willful intention to deceive Seller.

ARTICLE 6

TRANSFER OF NOTES

6.1                                 Restricted Notes. Holders acknowledge that the Notes have not been registered under the Securities Act and may be resold only if in compliance with the terms of this Agreement and only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that Borrower is not required to register the Notes.

6.2                                 Legends; Holder’s Representations. Each of the Holders hereby represents and warrants to Borrower that it is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and is acquiring the Notes for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same in violation of this Agreement, the Securities Act or any applicable state securities laws. Borrower may place an appropriate legend on the Notes owned by Holders concerning the restrictions set forth in this Article 6. Upon the assignment or transfer by any Holder or any of its successors or assignees of all or any part of the Notes in compliance with the terms of this Agreement, the term “Holder” as used herein shall thereafter mean, to the extent thereof, the then holder or holders of such Notes, or portion thereof. In the event that any Person other than Magna or MID shall become a Holder, such person shall make all necessary filings with the PGCB and any other relevant Governmental Authority requiring a filing.

6.3                                 Transfer of Notes.

(a)                                  Restrictions. A Holder may not transfer, assign or pledge any Note except as permitted by the terms of this Agreement. The initial Holder of the Tranche A Junior Notes and the Tranche B Junior Notes is Seller, it being understood that Seller will pledge the Notes to MID pursuant to the MID Pledge Agreement. Seller shall not transfer or otherwise assign the Notes to anyone other than MID until after a Specified Default Trigger Event. Holders of a Tranche A Junior Note may pledge or assign all or a part of such Tranche A Junior Note to MID or to Magna. Magna may also (a) assign the payment stream from a Note to MID and deliver to Borrower an irrevocable instruction to pay any proceeds payable to Magna on it to MID, (b) issue a note from Magna to MID secured by the payment stream from such Note and deliver to Borrower an irrevocable instruction to pay any proceeds payable to such Holder on such Note to MID in satisfaction of such Note, and (c) pledge the Tranche B Junior Note to MID. The Holders have assigned the payment stream from all Tranche A Junior Notes by the “Direction” as defined and set forth in the MID Forbearance Agreement. Holders of a Tranche B Junior Note may not sell participations in such Tranche B Junior Note. None of the restrictions on the transfer or participation of the Notes shall be applicable after a Specified Default Trigger Event.

(b)                                 Procedure. Subject to Section 6.2 hereof and the restrictions set forth in this Section 6.3, any Holder may transfer a Note to a new Holder as permitted by this Agreement, or may exchange a Note for Notes of different denominations (but not of different tranches), by surrendering such Note to Borrower duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new Holder (or the current Holder if submitted for exchange only), together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note and the name of each new Holder and each address therefor. Borrower shall simultaneously deliver to such Holder or its designee such new Notes, shall mark the surrendered Notes as canceled and shall provide notice of such transfer to Agent. For avoidance of doubt, in the event that the Tranche B Junior Note is divided or transferred, Borrower’s delivery requirement under Section 3.2(a)(ii) shall not be altered. In lieu of the foregoing procedures, subject to Section 6.2 hereof and the restrictions set forth in this Section 6.3, a Holder may assign a Note (in whole but not in part) to a new Holder by sending written notice to Borrower and Agent of such assignment specifying the new Holder’s name and address; in such case, Borrower shall promptly acknowledge such assignment in writing to both the old and new Holder.

6.4                                 Registration of Notes.

(a)                                  Borrower will maintain (and make available for inspection by the Holders upon prior notice at reasonable times) at its address referred to in Section 10.6(b) a register for the recordation, of, and shall record, the names and addresses of the Holders and the respective amounts of the Notes for each Holder from time to time (the “Register”). Borrower shall deem and treat the Persons listed as the Holder in the Register as the holders and owners of the corresponding Notes listed therein for all purposes hereof; all amounts owed with respect to any Note shall be owed to the Holder listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request, or giving such authority or consent, is listed in the Register as a Holder shall be conclusive and binding on the Borrower, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Holder’s records. Failure to make any recordation in the Register or in any Holder’s records, or any error in such recordation, shall not affect any Notes or any obligation thereunder.

(b)                                 Upon receipt of a Note pursuant to Section 6.3 above, the Borrower will record the relevant information in the Register.

6.5                                 Replacement of Lost Notes. Upon receipt of evidence reasonably satisfactory to Borrower of the mutilation, destruction, loss or theft of any Notes and the ownership thereof and an indemnity from the Holder or, in the case of a Holder other than MID or Magna, a bond, if reasonably requested by Borrower, Borrower shall, upon the written request of any Holder, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be surrendered to Borrower.

ARTICLE 7

COVENANTS

7.1                                 Affirmative Covenants. Borrower covenants that, so long as all or any of the principal amount of the Notes shall remain outstanding, following the Closing Date:

(a)                                  Existence. Borrower shall, and shall cause each of the Meadows Companies to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b)                                 Businesses and Properties; Compliance with Laws. Borrower shall not, and shall cause each of the Meadows Companies not to, interfere with Operator’s performance of its duties under the Racing Services Agreement, including with respect to its operation of the business of the Meadows Companies, including at all times, Operator’s actions to (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses (including without limitation all harness racing licenses and all gaming licenses), registrations, permits, certifications, approvals, consents, franchises, patents, copyrights, trademarks and trade names of the Meadows Companies, and any other trade names that may be material to the conduct of their businesses; (ii) comply in all material respects with all laws and regulations applicable to the operation of such business, including but not limited to, all Environmental Laws, whether now in effect or hereafter enacted and with all other applicable laws and regulations, (iii) take all action that may be required to obtain, preserve, renew and extend all rights, patents, copyrights, trademarks, tradenames, franchises, registrations, certifications, approvals, consents, licenses, permits and any other authorizations of the Meadows Companies that may be material to the operation of such business, (iv) maintain, preserve and protect all property material to the conduct of such business, and (v) except for obsolete or worn out equipment, keep their property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times. Borrower agrees that it will not, and will not permit any of its Subsidiaries, to terminate the services of the Operator under the Racing Services Agreement until after the Maturity Date and in accordance with the terms of the Racing Services Agreement. Borrower shall not deposit or cause to be deposited Hazardous Materials on any real property owned by the Meadows Companies.

(c)                                  Conditional/Category 1 Gaming License and Related Licenses. Borrower shall, and shall cause each of its Subsidiaries, to use its commercially reasonable efforts to (A) comply with Section 5.04 of the Acquisition Agreement and (B) comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, the loss of the harness racing licenses of Borrower or any of its Subsidiaries, or in the ability of WTA to maintain its application and obtain approval for and the issuance of a Conditional/Category 1 Gaming License. Notwithstanding the foregoing, Borrower shall not be required to comply with the foregoing covenant to the extent any failure to comply or breach is caused by Operator’s breach of its obligations under the Racing Services Agreement or Seller’s breach of its representations and warranties in the Acquisition Agreement.

(d)                                 Insurance. Borrower shall not interfere with the Operator’s obligation to provide and pay for insurance pursuant to Section 18.1 of the Racing Services Agreement.

(e)                                  Obligations and Taxes. Other than taxes, assessments and charges that are the responsibility of the Operator under the Racing Services Agreement, including without limitation, under Section 3.1.15 of the Racing Services Agreement or that relate to periods on or before the date of this Agreement, Borrower shall, and shall cause each of the Meadows Companies to pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits or in respect of their properties before the same shall become delinquent or in default, as well as all bona fide claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens or charges upon the properties of the Meadows Companies or any part thereof; provided, however, that Borrower and the Meadows Companies shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim (i) so long as the validity or amount thereof shall be contested in good faith by appropriate actions and Borrower and the Meadows Companies shall, to the extent required by GAAP, have set aside on their books adequate reserves with respect thereto or (ii) caused by the actions of the Operator. Borrower will not permit any of the Meadows Companies to file or consent to the filing of any consolidated income tax return with any Person (other than with the Borrower). Notwithstanding the foregoing, Borrower shall not be required to comply with the foregoing covenant to the extent any failure to so comply is caused by Operator’s breach of its obligations under the Racing Services Agreement or Magna’s breach of its representations, warranties or covenants under the Acquisition Agreement.

(f)                                    Notices. Borrower shall give Agent prompt written notice of the following:

(i)                                     Default. Any Default or Specified Event of Default, specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto;

(ii)                                  Licenses:  (A) promptly upon any executive officer of Borrower obtaining knowledge of (1) the institution of, or written threat by, any Governmental Authority of any proceeding against Borrower or any of its Subsidiaries directly related to WTA’s application for a Conditional/Category 1 Gaming License or (2) any material development in any proceeding before the Harness Racing Commission or the PGCB (in which Seller is not already present, a party or otherwise a recipient of notice), that, in any case, (x) would reasonably appear likely to impair the ability of the relevant Subsidiary of Borrower to obtain or maintain, as the case may be, a harness racing license or a Conditional/Category 1 Gaming License; or (y) seeks to enjoin or otherwise prevent such Loan Party from obtaining a Conditional/Category 1 Gaming License, written notice thereof together with such other information as may be reasonably requested by Agent to enable Agent and its counsel to evaluate any of such proceedings (other than material that is attorney-client privileged) and (B) as often as may be reasonably requested by Agent (but not more often than weekly), an update, in reasonable detail, of the status of Borrower’s and its Subsidiaries’ pending application for a Conditional/Category 1 Gaming License;

(iii)                               Jurisdiction. Any change in the name of Borrower or any Meadows Company or change in the jurisdiction of formation of Borrower or any Meadows Company;

(iv)                              Orders; Injunctions. Promptly upon any executive officer of Borrower obtaining knowledge of the issuance by any court or governmental agency or authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making or maintaining of any indebtedness hereunder or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint; and

(v)                                 Litigation. Promptly upon any executive officer of Borrower obtaining knowledge of the notice, filing or commencement of any action, suit or proceeding against any of Borrower or its Subsidiaries whether at law or in equity or by or before any court or any federal, state, municipal or other governmental agency or authority and that, if adversely determined against any of Borrower or its Subsidiaries, could result in uninsured liability in excess of $500,000 in the aggregate.

(g)                                 Financial Records; Access to Premises and Inspections and Other Matters. Borrower shall maintain financial records in accordance with generally accepted practices or consistent with their past practice. Except with respect to the Excluded Items, the

Agent may reasonably request to permit any authorized representative designated by the Agent to upon reasonable notice to visit and inspect the properties and financial records of the Loan Parties and to make extracts from such financial records or permit any authorized representative designated by the Agent to discuss the affairs, finances and conditions of the Loan Parties with the Loan Parties’ chief executive officer or chief financial officer and such other officers as the Loan Parties shall deem appropriate, and the Loan Parties’ independent public accountants, and the Loan Parties shall reasonably cooperate with any such requests.

(h)                                 Financing Commitment Letter. Borrower shall, and Borrower shall cause each Meadows Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously close the financings on the terms set forth in the Financing Commitment Letter and, in the event that the Consummation Date occurs, subject to Borrower’s right not to proceed to the Second Closing to the extent provided under Section 4.4(a), use commercially reasonable efforts to cause the Second Closing to occur. Borrower agrees to provide Agent with an opportunity periodically to discuss progress on the financings with the lenders signatory to the Financing Commitment Letter as reasonably requested by Agent.

(i)                                     Compliance with Acquisition Agreement. Borrower shall comply in all material respects with its obligations under the Acquisition Agreement, except where any failure to so comply is caused by Operator’s breach of its obligations under the Racing Services Agreement.

(j)                                     Further Assurances. Borrower shall, and shall cause the Meadows Companies to, promptly upon request by Agent, do, execute, acknowledge, deliver, record, rerecord, file, refile, register and reregister, any and all such further acts, deeds, conveyances, security agreements, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments that Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of the Note Documents, (ii) subject to the Prior Liens, to subject to the Liens created by any of the Security Documents any of the properties, rights or interests covered by any of the Security Documents, (iii) subject to the Prior Liens, to perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens intended to be created thereby, and (iv) subject to the Prior Liens, to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Agent the rights granted or now or hereafter intended to be granted to Agent under any Note Document or under any other document executed in connection therewith, except for the Excluded Items.

7.2                                 Negative Covenants. Borrower covenants that, so long as all or any part of the principal amount and interest, if any, of the Notes shall remain outstanding and unless otherwise consented to by Agent:

(a)                                  Indebtedness. Borrower shall not, and shall not permit any of the Meadows Companies to, directly or indirectly, create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist any Indebtedness, except:

(i)                                     Indebtedness under the Note Documents;

(ii)                                  Indebtedness of the Meadows Companies outstanding immediately prior to the Closing Date;

(iii)                               Indebtedness of a Meadows Company to any other Meadows Company; provided that, to the extent permitted by the Prior Liens, (A) a security interest in all such intercompany Indebtedness shall have been granted to Agent and (B) such intercompany Indebtedness shall be evidenced by a promissory note and such promissory note shall have been pledged to Agent pursuant to the Security Agreement;

(iv)                              Indebtedness of Borrower not in excess of $1,000,000 in the aggregate and for which no Meadows Company shall be liable;

(v)                                 the endorsement of negotiable instruments for deposit or collection or similar transactions constituting Contingent Obligations in the ordinary course of business;

(vi)                              obligations evidencing or arising out of bonds, letters of credit, deposits or similar requirements imposed by the Pennsylvania Harness Racing Commission under applicable laws and regulations;

(vii)                           obligations of Borrower or the Meadows Companies evidencing or arising out of bonds, letters of credit, deposits or similar requirements imposed by the PGCB under applicable law or regulations, it being understood that the Meadows Companies shall not be permitted to incur, guaranty or otherwise become liable for any obligations described in this clause (vii) unless such obligation has been funded or equity support reasonably satisfactory to Magna has been provided by Affiliates of Borrower (other than any Meadows Company) that will be enforceable obligations against Affiliates of Borrower (other than any Meadows Company) after a Stock Transfer; and

(viii)                        obligations of the Meadows Companies to the Borrower constituting Permitted Payments.

(b)                                 Negative Pledge; Liens. Borrower shall not, and shall not permit any of the Meadows Companies to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on the Acquired Shares or the shares of stock or other equity interests in any Subsidiaries of the Acquired Companies, except the Prior Liens, the Liens created pursuant to the Note Documents and any Liens existing immediately prior to the Closing Date. Borrower shall not permit any of the Meadows Companies to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any of their properties or assets of any kind, except the following (collectively, “Permitted Liens”):

(i)                                     Liens created pursuant to the Note Documents;

(ii)                                  the MID Liens;

(iii)                               Liens for or priority claims imposed by law that are incidental to the conduct of business or the ownership of properties and assets (including mechanic’s, warehousemen’s, attorneys’ and statutory landlords’ liens) and deposits, pledges or liens to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided, however, that in each case, the obligation secured is not overdue, or, if overdue, is being contested in good faith and, to the extent required by GAAP, adequate reserves have been set up by Borrower or its Subsidiaries as the case may be;

(iv)                              Liens securing the payments of taxes, assessments and governmental charges or levies incurred in the ordinary course of business that either (a) are not delinquent, or (b) are being contested in good faith by appropriate actions and as to which, to the extent required  by GAAP, adequate reserves have been set aside on their books; and

(v)                                 Liens of the Meadows Companies existing immediately prior to the Closing Date (including as reflected on the title policy delivered pursuant to Section 4.1 hereof).

Except as provided in the Magna Loan Documents and the Note Documents, Borrower shall not, and shall not permit any of the Meadows Companies to, directly or indirectly, enter into any agreement prohibiting the creation or assumption of any Lien upon any of the properties or assets of the Borrower or the Meadows Companies, whether now owned or hereafter acquired.

Borrower shall not, and shall not permit any of the Meadows Companies to, directly or indirectly, create or otherwise cause or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Borrower or any other Subsidiary of Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (iii) make loans or advances to Borrower or any other Subsidiary of Borrower, or (iv) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower, except as provided in the Note Documents or the Magna Loan Documents.

(c)                                  Contingent Obligations. The Meadows Companies shall not become liable for any Contingent Obligations, except for the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and as otherwise expressly permitted to be incurred by the Meadows Companies under Section 7.2(a).

(d)                                 Capital Expenditures. Except for the RSA Special Capital Expenditures, the Meadows Companies shall not make or commit to make any payments on account of the purchase or lease of any assets that if purchased would constitute fixed assets or that if leased would constitute a Capitalized Lease.

(e)                                  Mergers, etc. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, merge into or consolidate or combine with any other Person, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or any material portion of (or in the case of the Meadows Companies, any portion of) the property or assets of any Person other than purchases or other acquisitions of inventory, materials, leases, property and equipment in the ordinary course of business including, without limitation, property permitted to be acquired pursuant to Section 7.2(d) hereof.

(f)                                    Sales of Assets. Borrower shall not sell or transfer the Acquired Shares except pursuant to a Stock Transfer. Borrower shall not permit any of the Meadows Companies to, directly or indirectly, sell, transfer or otherwise dispose of any of its assets, except as follows:

(i)                                     inventory sold in the ordinary course of business;

(ii)                                  acquisition, sale and investment in Cash Equivalents in accordance with Section 7.2(i) hereof;

(iii)                               sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection;

(iv)                              disposition of obsolete, worn out or surplus property in the ordinary course of business; and

(v)                                 in order to resolve disputes that occur in the ordinary course of business, the Meadows Companies may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable.

(g)                                 Affiliate Transactions. Borrower shall not permit any of the Meadows Companies to, directly or indirectly, make any loan or advance to any director, officer or employee of Borrower or the Meadows Companies or any Affiliate of Borrower or any of the Meadows Companies, or enter into or be a party to any transaction or arrangement with any Affiliate of Borrower or any of the Meadows Companies, including, without limitation, the purchase from, sale to or exchange of property with, any merger or consolidation with or into, or the rendering of any service by or for, any Affiliate of the Borrower, except for the transactions specified on Schedule 7.2(g) hereto and, in any such event, pursuant to the reasonable requirements of the Meadows Companies and upon fair and reasonable terms no less favorable to the Meadows Companies than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate.

(h)                                 Restricted Payments. Borrower shall not, and shall not permit any of the Meadows Companies to, declare, order, or pay, make or set apart any sum for any Restricted Payment, except the following Restricted Payments shall be permitted:  (i) any Meadows Company may make a Restricted Payment to Borrower if Borrower uses such amount to make Restricted Payments to each of its members for the state and federal income taxes incurred by any such member with respect to income of the Meadows

Companies incurred after the Closing Date in accordance with the terms the Borrower LLC Agreement as in effect on the date hereof; provided that Borrower shall deliver simultaneously with the making of any such payment to Agent an Officers’ Certificate signed by the chief financial officer of Borrower, setting forth the amount of any such payment and (ii) payments to Borrower to reimburse it for any Permitted Payments, provided that Borrower shall deliver simultaneously with the making of any such payment to Agent a Officer’s Certificate signed by the chief financial officer of Borrower setting forth the amount of any such payment.

(i)                                     Advances, Investments and Loans. Borrower shall not, and shall not permit any of the Meadows Companies to, directly or indirectly, purchase or hold any stock, other securities or evidences of Indebtedness of, or make or acquire or permit to exist any loan or advance to, or make any investment or acquire any interest whatsoever in, any other Person, except:

(i)                                     securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(ii)                                  United States dollar-denominated time deposits, certificates of deposit and bankers acceptances of any bank or any bank whose short-term debt rating from Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”), is at least A-1 or the equivalent or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-1 or the equivalent;

(iii)                               in commercial paper with a rating of at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody’s;

(iv)                              marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(v)                                 Investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

(vi)                              Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(vii)                           receivables created or acquired in the ordinary course of business and payable on customary trade terms;

(viii)                        in the case of the Subsidiary Guarantors, deposits made in the ordinary course of business consistent with past practices to secure the performance of leases of a Subsidiary Guarantor;

(ix)                                advances to employees of a Subsidiary Guarantor in the ordinary course of business for business expenses; provided, however, that the aggregate amount of such advances at any time outstanding shall not exceed $100,000;

(x)                                   Investments outstanding immediately prior to the Closing Date; and

(xi)                                Investments by Borrower in any Subsidiary Guarantor (including the Acquired Shares) or by any Subsidiary Guarantor in any other Subsidiary Guarantor.

(j)                                     Amendment of Certain Documents; Issuance of Capital Stock. Borrower shall not, and shall not permit any of its Subsidiaries to, amend, terminate, modify or waive or agree to the amendment, modification or waiver of any term or provision of the Charter Documents of Borrower and its Subsidiaries that, in any such case, would reasonably be expected to be adverse to Holders without Agent’s consent. Borrower shall not, and shall not permit any of its Subsidiaries, to issue any Capital Stock or any warrants, options or other rights to acquire any Capital Stock.

(k)                                  Business. Borrower shall not engage in any business other than owning the Capital Stock of the Acquired Companies and taking actions and entering into agreements and arrangements, to facilitate the Permitted Development, to obtain financing for the Second Closing and for the Business after the Second Closing, and to undertake any and all other actions as required under the Acquisition Agreement, the Note Agreement, the Racing Services Agreement and the Note Documents. Borrower shall not permit any of the Meadows Companies to engage, directly or indirectly, in any business other than the Business; provided that none of the Meadows Companies shall incur any obligations or liabilities in connection with the Permitted Development or in connection with the gaming business contemplated by the Transaction Documents, except that the Meadows Companies may take actions that do not require the expenditure of their own funds to facilitate the satisfaction of the conditions set forth in the definition of Consummation Date unless funds or equity support reasonably satisfactory to Magna has been provided by Affiliates of Borrower (other than any Meadows Company) and the obligation to provide such funds is enforceable against Affiliates of Borrower (other than any Meadows Company) after a Stock Transfer. Borrower shall not acquire or form or permit to exist any Subsidiaries other than the Meadows Companies without the consent of the Seller. Borrower shall not interfere, and shall not allow the Meadows Companies to interfere, with Operator’s (i) conduct of its business in the ordinary course and consistent with past practice or its obligations under the Racing Services Agreement, (ii) efforts to preserve intact the business organization, assets and prospects of the Meadows Companies and (iii) efforts to preserve the current relationships of each Meadows Company with its respective customers, suppliers, distributors and other Persons with which each Meadows Company has significant business relationships.

(l)                                     Fiscal Year; Accounting. Borrower shall not, and shall not permit any of the Meadows Companies to, change their  Fiscal Year from ending on December 31 or method of accounting (other than immaterial changes in methods), except as required by GAAP.

(m)                               Establishment of New or Changed Business Locations. Borrower shall not permit any of the Meadows Companies to relocate its principal executive offices or other facilities or establish new business locations or store any inventory or other assets at a location not identified to Agent on or before the date hereof, without providing not less than twenty (20) days advance written notice to Agent.

(n)                                 Changed or Additional Business Names. Borrower shall not permit any of the Meadows Companies to, directly or indirectly, change its corporate name or establish new or additional trade names.

(o)                                 Sales and Leasebacks. Borrower shall not permit any of the Meadows Companies to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person or (ii) that Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Borrower or any of its Subsidiaries to any Person in connection with such lease.

(p)                                 Licenses and Permits. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pledge any licenses or permits, held by it or any of its Subsidiaries, to any third party other than pursuant to the Prior Liens and to Agent to secure the Notes.

(q)                                 Occupancy Agreements. Except for the Racing Services Agreement and agreements entered into by the Operator under the Racing Services Agreement, Borrower shall not permit any of the Meadows Companies to, directly or indirectly, enter into Occupancy Agreements for any space which constitutes any material part of its real property assets or any of them without the prior written approval of Agent, other than stall agreements, horsemen’s quarters and leases for operations such as blacksmiths and veterinarians on market terms and consistent with past practice and renewals or extensions of Occupancy Agreements existing immediately prior to the Closing Date.

(r)                                    Use. Borrower shall not permit any of its Subsidiaries to, directly or indirectly, permit any of their real property assets or any portion thereof to be converted, or take any preliminary actions which could lead to a conversion to, condominium or cooperative form of ownership.

(s)                                  Property Manager. Borrower shall not permit any of the Meadows Companies to, directly or indirectly, enter into any property management agreement in respect of any of their real property assets without Agent’s prior written consent.

(t)                                    No Commingling Funds. Except as provided to the contrary in the Racing Service Agreement, Borrower shall not, and shall not permit any of its Subsidiaries to,

directly or indirectly, commingle any assets or funds of Borrower or any of the Subsidiary Guarantors with assets or funds of any of their respective shareholders, members, partners, principals, Affiliates or any other Person.

(u)                                 ERISA. Borrower and its ERISA Affiliates shall have no Plan or Multiemployer Plan other than (i) plans that are not subject to Title IV of ERISA, (ii) the Plans and Multiemployer Plans of the Meadows Companies existing as of the Closing Date and (iii) the Plan created pursuant to Section 6.02(a) of the Acquisition Agreement.

(v)                                 Real Property. Borrower shall not permit any of the Meadows Companies to acquire any fee interest in real property or leasehold property.

(w)                               Deposit Accounts. The Borrower shall not establish or permit to exist any deposit, securities or other account of any of the Meadows Companies unless a control agreement has been entered into with respect to such account with MID and Agent other than (x) accounts of the Meadows Companies in existence immediately prior to the Closing and (y) accounts consisting solely of Excluded Items.

7.3                                 Covenant Performance. Notwithstanding any other provision of this Agreement, Borrower and its Subsidiaries shall be deemed to not be in breach of any covenant set forth in this Article 7 or under any other provision of this Agreement or any other Note Document, to the extent that such breach is the result of (a) any act or omissions by or on behalf of the Meadows Companies occurring prior to the Closing Date or by or on behalf of Seller, (b) any act or omission by the Operator or any employee under the supervision of the Operator or any failure by the Operator to perform any obligation under the Racing Services Agreement or (c) a failure by Magna to comply with its obligations under the Acquisition Agreement, this Note Agreement or any Note Document. The covenants agreed to by Borrower under this Agreement shall not impose upon Borrower or any of its Subsidiaries any obligation to take any action to enforce the provisions of the Racing Services Agreement or remedy any failure of Operator to perform services thereunder. Borrower shall have no liability for, and shall not be in breach of this Agreement, for any action taken or omission by the Operator under the Racing Services Agreement that could be construed as a breach of the covenants and agreements in this Agreement.

7.4                                 Magna Covenants. Magna covenants that, so long as the Notes shall remain outstanding and prior to the delivery of a Specified Event of Default Notice:

(a)                                  Bankruptcy. Seller and its Subsidiaries shall not take any action or make any filing to commence an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect or file any petition thereunder relating to or against Borrower or any other Loan Party. Seller and its Subsidiaries shall not seek the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for Borrower or any other Loan Party or any of its Subsidiaries or for any substantial part of its property, or for the winding-up or liquidation of their affairs.

(b)                                 Notices. Magna shall give Purchaser prompt written notice of (i) written notice received from MID or written notice delivered by Magna to MID of any default or event of default under, or the occurrence or declaration of the maturity of the obligations outstanding under (whether by acceleration or by its terms), any of the Magna Bridge Loan Agreement or the Magna Development Loan Agreement, with an explanation specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto, (ii) any amendment, modification, termination, cancellation, or any notice given or agreement relating to, the MID Forbearance Agreement and not otherwise provided to Purchaser, or (iii) promptly upon any executive officer of Magna obtaining knowledge of the issuance by any court or governmental agency or authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making or maintaining of any indebtedness hereunder or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint.

(c)                                  Racing Services Agreement. Magna agrees that neither it nor its Affiliates will take any action to terminate the Racing Services Agreement until after the earlier of (a) the Consummation Date, (b) a Specified Default Trigger Event, and (c) five (5) Business Days after the Deadline Date and in accordance with the Racing Services Agreement.

(d)                                 Compliance with Acquisition Agreement. Seller shall comply in all material respects with its obligations under the Acquisition Agreement.

(e)                                  Liens. Magna shall not, and shall not permit any Affiliate, directly or indirectly, to create, incur, or assume after the date hereof any Lien of any kind on the Acquired Shares or the Meadows Companies, except the Prior Liens and Liens pursuant to the Note Documents and with respect to the Meadows Companies, any Liens in the ordinary course of business pursuant to performance under the Racing Services Agreement.

7.5                                 Covenant Performance. Notwithstanding any other provision of this Agreement, Magna shall not be deemed to be in breach of any covenant set forth in this Article 7 or under any other provision of this Agreement, to the extent that such breach is the result of (a) any act or omissions by or on behalf of the Meadows Companies occurring after the Closing Date or by or on behalf of Borrower, or (b) a failure by Borrower to comply with its obligations under the Acquisition Agreement, this Note Agreement or any Note Document.

ARTICLE 8

EVENTS OF DEFAULT

8.1                                 Specified Events of Default by Borrower. A “Specified Event of Default” shall mean the occurrence of one or more of the following described events:

(a)                                  Borrower or its Subsidiaries shall default in the payment of principal of or interest on the Notes (whether by payment of cash or, subject to Section 3.2(a), delivery by it of Holdback Agreement) when due, whether at maturity or by acceleration or otherwise, or the failure to make a Stock Transfer as required under Section 3.10 hereof;

(b)                                 Borrower or its Subsidiaries shall have defaulted under any agreement under which any Indebtedness in an aggregate amount of $5 million or more is created and the holder of such Indebtedness shall have accelerated the maturity of such Indebtedness or otherwise commenced the exercise of remedies to collect such Indebtedness;

(c)                                  any representation or warranty in any Note Document made by any Borrower, any Parent Entity or OCM AcquisitionCo, or any certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished or deemed made or furnished and is reasonably expected to result in Borrower’s inability to consummate the Second Closing on or prior to the Deadline Date;

(d)                                 any Loan Party shall default in the performance of any covenant, condition or provision of Section 7.1(a), Sections 7.2(a)-(k), Section 7.2(m) and Section 7.2(n) and such default, if reasonably capable of cure and if not as a result of a willful or knowing breach of the Agreement by Borrower or its Affiliates, shall not be remedied for a period of five (5) Business Days after the earlier of (i) written notice from Agent to Borrower of such default or (ii) an executive officer of Borrower obtaining knowledge of such default;

(e)                                  any Loan Party shall default in the performance of any other covenant, condition or provision of this Agreement, the Notes, the other Note Documents or the Acquisition Agreement, and such default shall not be remedied for a period of twenty (20) days after written notice from Agent of such default and the default is reasonably expected to result in Borrower’s inability to consummate the Second Closing on or prior to the Deadline Date;

(f)                                    Parent Entities shall default in the performance of any covenant, condition or provision of Section 10.15(b);

(g)                                 a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or any of its Subsidiaries or OCM AcquisitionCo in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of any Loan Party or any of its Subsidiaries or OCM AcquisitionCo or for any substantial part of its property, or for the winding-up or liquidation of their affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) days;

(h)                                 any Loan Party or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Loan Party or any of its Subsidiaries or OCM AcquisitionCo or for any substantial part of their property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay their debts as they become due, or shall take any action in furtherance of any of the foregoing;

(i)                                     OCM AcquisitionCo shall default under any of its payment or other material obligations under the Equity Commitment Agreement or, any Affiliate shall default under any of its material obligations related thereto or contest the validity, enforceability of, or deny liability under, any of the obligations related thereto;

(j)                                     Borrower or any Subsidiary takes action to repudiate or contest the security interests in favor of Agent or MID, other than to enforce the MID Forbearance Agreement;

(k)                                  any Note Document, the Acquisition Agreement or the Racing Services Agreement shall at any time after the Closing Date cease for any reason to be in full force and effect or otherwise unenforceable (other than as a result of action by Seller); or the Security Documents shall cease to create perfected security interests in favor of Agent in any material portion of the collateral subject to or purported to be subject thereto, subject to no other Liens other than Permitted Liens; or any Loan Party or Affiliate thereof shall contest the validity or enforceability of any Note Document or any provision thereof in writing or deny in writing that it has any further liability, under any Note Document or any provision thereof to which it is a party;

(l)                                     a Gaming License Application Event shall have occurred and be continuing; or

(m)                               a Change of Control shall have occurred.

In the event that Seller is in default under its obligations in the Acquisition Agreement, the Racing Services Agreement, this Agreement or any related agreement or document and a Specified Event of Default is caused by the default by Seller in its obligations hereunder or thereunder, then no such Specified Event of Default by Borrower shall be deemed to have occurred and no remedies pursuant to Section 8.2 hereof with respect to such Specified Event of Default shall be available to Agent.

8.2                                 Consequences of Specified Event of Default.

(a)                                  Bankruptcy. If a Specified Event of Default specified in paragraphs (g) or (h) of Section 8.1 hereof shall occur, the unpaid balance of the Notes and interest accrued thereon and all other obligations of the Loan Parties to the holders thereof hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

(b)                                 Specified Event of Default. If any other Specified Event of Default shall occur, Agent, upon direction of Required Holders, may by written notice to Borrower (a

“Specified Event of Default Notice”), declare the entire unpaid balance of the Notes, to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived and Borrower shall comply with the terms of Section 3.10 and promptly complete the Stock Transfer.

(c)                                  Other Rights and Remedies. After a Specified Event of Default Notice and upon the failure of Borrower to comply with the provisions of Section 3.10 or upon the occurrence of a Specified Event of Default specified in paragraphs (g) or (h) of Section 8.1 (and without any notice) (any such event, a “Specified Default Trigger Event”), Agent may exercise any and all other rights and remedies available at law or in equity or pursuant to any Note Document, including, exercise its rights with respect to the collateral.

8.3                                 Security. Payments of principal of the Notes under this Agreement or the other Note Documents are secured pursuant to the terms of the Security Documents.

8.4                                 Application of Proceeds of Collateral and Payments after Specified Event of Default. Upon the delivery of a Specified Event of Default Notice, if requested by Required Holders, or upon acceleration of the obligations under the Note Documents pursuant to Section 8.2(a), (a) all payments received by Agent, whether from Borrower or any Subsidiary Guarantor or otherwise, and (b) all proceeds received by Agent in respect of any sale of, collection from, or other realization upon all or any part of the collateral under any Security Document, subject to the Prior Liens, may, in the discretion of Agent, be held by Agent as collateral for, and/or (then or at any time thereafter) applied in full or in part by Agent, in each case in the following order of priority:

(i)                                     to the payment of all out of pocket costs and expenses of such sale, collection or other realization and all amounts for which Agent is entitled to compensation, reimbursement and indemnification under any Note Document and all advances made by Agent thereunder for the account of the applicable Loan Party, all in accordance with the other terms of this Agreement and the Note Documents;

(ii)                                  thereafter, to the payment of all obligations under the Tranche A Junior Notes for the ratable benefit of the Holders thereof;

(iii)                               thereafter, to the payment of all obligations under the Tranche B Junior Notes for the ratable benefit of the Holders thereof;

(iv)                              thereafter, to the payment of all other Obligations; and

(v)                                 thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

8.5                                 Event of Default by Seller. A “Magna Event of Default” shall mean the occurrence of one or more of the following described below:

(a)                                  any material representation or warranty in any Note Document made by Seller, or any certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished or deemed made or furnished and is reasonably expected to result in (i) Borrower’s inability to consummate the Second Closing on or prior to the Deadline Date or (ii) the inability of WTA to obtain approval of a gaming license from the PGCB by the Deadline Date;

(b)                                 Seller shall default in the performance of any covenant, condition or provision of Section 7.4(a);

(c)                                  Seller shall default in the performance of any other covenant, condition or provision of this Agreement, the Notes, the other Note Documents, the Racing Services Agreement or the Acquisition Agreement, and such default shall not be remedied for a period of twenty (20) days after written notice from Borrower of such default and the default is reasonably expected to result in (i) Borrower’s inability to consummate the Second Closing on or prior to the Deadline Date or (ii) the inability of WTA to obtain approval of a gaming license from the PGCB on or prior to the Deadline Date;

(d)                                 MID takes any action or institutes any proceeding to enforce its rights against the Meadows Companies or their assets or properties, or against the Capital Stock of any of the Meadows Companies, in each case in violation of the MID Forbearance Agreement;

(e)                                  any Person takes any action or institutes any proceeding against the Capital Stock of the Meadows Companies arising from Liens existing immediately prior to the Closing Date (other than MID in respect of the Prior Liens) and such action or proceeding shall remain pending, undismissed or unresolved fifteen (15) days after the earlier of (i) written notice from Borrower of such action or proceeding or (ii) any executive officer of Seller obtaining knowledge of such action or proceeding; and

(f)                                    Seller or Operator shall default in the payment when due of any amounts, or the performance of any material covenant, condition or provision of, the letter between Magna, MEC Pennsylvania Racing Services and Borrower dated the date hereof.

If a Magna Event of Default shall occur, Borrower may give written notice thereof (a “Magna Event of Default Notice”), and upon such notice, cause the Stock Transfer provided for in Section 3.10.

ARTICLE 9

AGENT

9.1                                 Authorization and Action. Each Holder and each subsequent holder of any Note by its acceptance thereof, hereby designates and appoints Magna as Agent hereunder and authorizes Magna to take such actions as agent on its behalf and to exercise such powers as are delegated to Agent by the terms of this Agreement and the other Note Documents, together with such powers as are reasonably incidental thereto. Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of Agent shall be read into this Agreement or otherwise exist for Agent. In performing its functions and duties hereunder, Agent shall act solely as agent for Holders and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust or agency with or for any Loan Party or any of its Affiliates or any of their respective successors or assigns. Agent shall not be required to take any action on behalf of the Holders that exposes Agent to personal liability or that is contrary to this Agreement or applicable Laws. The appointment and authority of Agent hereunder shall terminate at the indefeasible payment in full of the Notes and other Obligations, if any.

9.2                                 Delegation of Duties. Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible to any Holder for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3                                 Exculpatory Provisions. Neither Agent nor any of its directors, officers, agents or employees shall be (i) liable to any Holder for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct, unless such action was taken or omitted to be taken by Agent at the direction of the Required Holders), or (ii) responsible in any manner to any of Holders for any recitals, statements, representations or warranties made by the Loan Parties or any of their Affiliates contained in this Agreement, any other Note Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Note Document for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Note Document or any other document furnished in connection herewith, or for any failure of any of any Loan Party or any of its Affiliates to perform their respective obligations hereunder, or for the satisfaction of any condition specified in Article 4. Agent shall not be under any obligation to any Holder to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Note Document, or to inspect the properties, books or records of any Loan Party or any of its Affiliates.

9.4                                 Reliance. As between the Agent and the Holders, the Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Loan Party or its Affiliates), independent accountants and other experts selected by Agent. As between the Agent and the Holders, Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Required Holders or all of Holders, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by Holders; provided, that, unless and until Agent shall have received such advice, Agent may take or refrain from taking any action, as Agent shall deem advisable and in the best interests of Holders  As between the Agent and the Holders, Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Holders or all of Holders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Holders.

9.5                                 Non-Reliance on Agent and Other Holders. Each Holder expressly acknowledges that neither Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by Agent or hereafter taken, including, without limitation, any review of the affairs of any Loan Party or any of its Affiliates, shall be deemed to constitute any representation or warranty by Agent. Each Holder represents and warrants to Agent that it has and will, independently and without reliance upon Agent or any other Holder and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of each Loan Party or any of its Affiliates and made its own decision to enter into this Agreement.

9.6                                 Agent in its Individual Capacity. Agent, and each of its Affiliates may make loans to, purchase securities from, provide services to, accept deposits from and generally engage in any kind of business with any Loan Party or its Subsidiaries or any Affiliate of Borrower or any of its Subsidiaries as though Agent were not Agent hereunder.

9.7                                 Successor Agent. In the event that an event of default has occurred and is continuing under the Magna Bridge Loan Agreement or the Magna Development Loan Agreement, MID Islandi shall be entitled to require that Magna resign as Agent and to appoint MID Islandi, MID or one of its Subsidiaries as replacement Agent hereunder, upon three (3) Business Days’ notice to Borrower and Magna, and Magna will, upon the direction of the MID Islandi as aforesaid, resign as Agent, and the Person designated by MID Islandi as replacement agent shall become Agent hereunder and under the Note Documents for all purposes hereof and thereof. After any retiring Agent’s resignation hereunder as Agent, the provisions of Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9.8                                 Collections and Disbursements.

(a)                                  Agent will have the right to collect and receive all payments of the Notes, and to collect and receive all reimbursements due hereunder, together with all fees, charges or other amounts due under this Agreement and the other Note Documents with regard to the Notes, and Agent will remit to each Holder, according to its pro rata percentage, all such payments actually received by Agent in accordance with the settlement procedures established from time to time. Settlements shall occur on such dates as Agent may elect in its sole discretion, but which shall be no later than two (2) Business Days following receipt thereof.

(b)                                 If any such payment received by Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement or the other Note Documents, each Holder will, upon written notice from Agent, promptly pay over to Agent its pro rata percentage of the amounts so rescinded or returned, together with interest and other fees thereon so rescinded or returned and such amounts shall continue to be secured under the Security Documents.

(c)                                  All payments by Agent and Holders to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of accounts and records reflecting the interest of each Holder in the Notes, in a manner customary to Agent’s keeping of such records, which books and records shall be available for inspection by each Holder at reasonable times during normal business hours, at such Holder’s sole expense. Agent may treat the payees of any Note as the Holder thereof until written notice of the due transfer thereof shall have been received by Agent in accordance with Section 6.3. In the event that any Holder shall receive any payment in reduction of the Notes in an amount greater than its applicable pro rata percentage in respect of obligations to Holders evidenced hereby (including, without limitation amounts obtained by reason of setoffs) such Holder shall hold such excess in trust for Agent (on behalf of all other Holders) and shall promptly remit to Agent such excess amount so that the amounts received by each Holder hereunder shall at all times be in accordance with its applicable pro rata percentage. If, however, any Holder that has received any such excess amount fails to remit such amount to Agent, Agent shall reallocate the amounts paid on the next payment date to each Holder so that, after giving effect to such payments, the pro rata obligations owed by Borrower or its Affiliates to each Holder shall be in an amount equal to the pro rata amount owed by Borrower or its Affiliates before the date of the payment of such excess amount. In no event shall any Holder be deemed to have a participation or other right in, to or against any other Holder’s Note as a result of the payment of any excess amount.

9.9                                 Reporting. During the term of this Agreement, Agent will promptly furnish each Holder such reports and other information in Agent’s possession as any Holder may reasonably request. Agent will promptly notify Holders when it receives actual knowledge of any Specified Event of Default under the Note Documents.

9.10                           Consent of Holders.

(a)                                  Except as expressly provided herein, Agent shall have the sole and exclusive right to service, administer and monitor the Notes and the Note Documents related thereto, including, without limitation, the right to exercise all rights, remedies, privileges and options under this Agreement and under the other Note Documents, including, without limitation, the credit judgment with respect to the purchasing of the Notes and the determination as to the basis on which and extent to which acceptances of Notes may be made.

(b)                                 Notwithstanding anything to the contrary contained in Section 9.10(a) above, Agent shall not without the prior written consent of Required Holders:  (i) extend any payment date under the Notes, (ii) reduce any interest rate applicable to any of the Notes, (iii) waive any Specified Event of Default under Section 8.1(a), (iv) compromise or settle all or a portion of the Indebtedness under the Notes except by a Stock Transfer or as contemplated by the Second Closing, (v) release any obligor from the Indebtedness under the Notes except in connection with full payment and satisfaction of all Indebtedness under the Notes, a Stock Transfer or as contemplated by the Second Closing, (vi) amend the definition of Required Holders, or (vii) amend this Section 9.10(b).

(c)                                  [Intentionally Omitted.]

(d)                                 Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with all Holders and, unless otherwise directed in writing by Required Holders, to exercise or refrain from exercising any and all rights, remedies, privileges and options under this Agreement or the other Note Documents and available at law or in equity to protect the rights of Agent and Holders and collect the Indebtedness under the Notes, including, without limitation, instituting and pursuing all legal actions brought against each Loan Party or any of their respective its Subsidiaries or to collect the Indebtedness under the Notes, or defending any and all actions brought by any Loan Party or any of their respective Subsidiaries or other Person; or incurring expenses or otherwise making expenditures to protect the collateral, the Notes or Agent’s or any Holder’s rights or remedies.

(e)                                  Each Holder hereby further authorizes Agent, on behalf of and for the benefit of Holders, to enter into each Security Document as secured party and to be the agent for and representative of Holders under the Subsidiary Guaranty, the Equity Commitment Agreement, the MID Forbearance Agreement, and the other Note Documents and each Holder agrees to be bound by the terms of Security Document, the Subsidiary Guaranty, the Equity Commitment Agreement, the MID Forbearance Agreement and the other Note Documents.

(f)                                    Except with respect to a Stock Transfer, upon the proposed sale or other disposition of any collateral under the Security Documents to any Person (other than an Affiliate of Borrower) that is permitted by this Agreement or to which Requisite Holders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Borrower) that is permitted by this Agreement or to which Requisite Holders have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Agent,  Agent shall, at Agent’s expense, execute and deliver such releases of its security interest in such collateral or such Subsidiary Guaranty, as may be reasonably requested by Borrower.

9.11                           This Article Not Applicable to Loan Parties. This Article 9 is included in this Agreement solely for the purpose of determining certain rights as between Agent and Holders and does not create, nor shall it give rise to, any rights in or obligations on the part of the Loan Parties and all rights and obligations of the Loan Parties under this Agreement shall be determined by reference to the provisions of this Agreement other than this Article 9.

ARTICLE 10

MISCELLANEOUS

10.1                           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) neither Borrower nor Parent Entities may assign or transfer their respective rights hereunder or any interest herein or delegate their duties hereunder without the consent of Required Holders and (ii) Magna and Holders shall have the right to assign their rights hereunder and under the Notes only in accordance with Article 6 and Article 9, as the case may be.

10.2                           Modifications and Amendments. The provisions of this Agreement may be modified, waived or amended, but only by a written instrument signed by Borrower and Agent and, only with respect to Section 10.15, by the Parent Entities.

10.3                           No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that Agent or Holders may have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing, satisfy the conditions set forth in Section 9.10 and shall be effective only to the extent in such writing specifically set forth.

10.4                           Reimbursement of Expenses. Except as expressly provided herein, all costs and expenses, including without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses. Purchaser and Seller shall split the cost of the title insurance policy referred to in Section 4.1 hereof, all recording or filing fees, taxes and other out-of-pocket costs arising under or relating to the Security Documents and a Stock Transfer, including the perfection of any Lien thereunder, and expenses incurred pursuant to Section 9.10(f) hereof and 7.1(j) hereof. Purchaser shall be responsible for all fees and expenses (including attorney’s fees) incurred after a Specified Default Trigger Event in enforcing any obligations hereunder or under the other Note Documents of or in collecting any payments due from any Loan Party hereunder or under the other Note Documents (including in connection with the sale of, collection from, or other realization upon any of the collateral securing the obligations hereunder or the enforcement of the Note Documents) or pursuant to any insolvency or bankruptcy proceedings.

10.5                           Holidays. Whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

10.6                           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt but in no event less than three days after delivery in accordance herewith) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.6):

(a)                                  if to Seller or Agent:

Magna Entertainment Corp.

337 Magna Drive

Aurora, Ontario

L4G 7K1, Canada

Facsimile:  905-726-7177

Attn:  CEO/General Counsel

with a copy to:

O’Melveny & Myers LLP

400 South Hope Street

15th Floor

Los Angeles, CA 90071

Facsimile:  213-430-6407

Attn:                    Thomas W. Baxter, Esq.

Joseph K. Kim, Esq.

(b)                                 if to Borrower:

PA Meadows, LLC

211 North Rampart Blvd.

Las Vegas, NV  89145

Facsímile:  702-507-5992

Attn:                    William Wortman

William Paulos

with a copy to:

Munger, Tolles & Olson, LLP

355 S. Grand Avenue, 35th Floor

Los Angeles, CA 90071-1560

Facsimile:  213-687-3702

Attn:  Sandra Seville-Jones, Esq.

(c)                                  if to Holders other than Seller:

As set forth on Annex A

10.7                           Survival. All representations and warranties contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the delivery and acceptance of the Notes.

10.8                           Governing Law; Jurisdiction; Service of Process. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Agent, Holders, Borrower and Parent Entities hereby agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States District Court for the Southern District of

New York and the courts of the State of New York located in the County of New York, State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement.

10.9                           WAIVER OF JURY TRIAL. EACH OF THE HOLDERS, BORROWER, PARENT ENTITIES AND AGENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

10.10                     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.11                     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.12                     Indemnity.

(a)                                  Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants or agreements of the parties contained herein shall survive the date of the Second Closing and the Stock Transfer and shall remain in full force and effect until the date that is six months from the Second Closing, the completion of a Stock Transfer or the exhaustion of the Agent’s and Holders’ exercise of the rights and remedies under Sections 8.2, 8.3 and 8.4; provided, however, (i) that the covenants and agreements set forth in Section 3.2 (with respect to the payment of the Notes and interest thereunder), Section 3.10 (in the case of a Stock Transfer), Section 7.2(j), the third sentence of Section 7.2(k), Article IX and Article X (including this Section 10.12), other than Section 10.15(a), shall remain in full force and effect for the applicable periods specified in the respective Sections or Articles or, if no such period is specified, indefinitely; and (ii) the representations and warranties set forth in Sections 5.1(a), 5.1(b)(i), 5.1(d), 5.1(i), 5.2(a), and 5.2(b)(i), shall survive indefinitely.

(b)                                 Indemnification by Borrower. Borrower agrees, subject to the other terms and conditions of this Agreement, to indemnify Agent, Holders and their respective Affiliates and the officers, directors, employees and agents of each of the foregoing (each being an “Agent Indemnified Person”) against and hold them harmless from all Losses arising out of the breach of any representation, warranty, covenant or agreement of any Loan Party, OCM AcquisitionCo or any Parent Entity under this Agreement or under any other Note Document.

(c)                                  Tax Benefit. Except in respect of any payments attributable to a failure to timely repay or satisfy the Notes as expressly provided in Section 3.2(a) or Section 3.10, respectively, of this Agreement, payments by Borrower pursuant to Section 10.12(b) shall be limited to the amount of any liability or damage that remains after deducting therefrom any Tax benefit to Agent Indemnified Persons and any insurance proceeds and any indemnity, contribution or other similar payment recovered by Agent Indemnified Persons from any third party with respect thereto (it being agreed that any such Agent Indemnified Person(s) will use its commercially reasonable efforts to recover such proceeds and payments and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, such Agent Indemnified Person(s) shall reimburse Borrower for such reduction in Losses for which such Agent Indemnified Person(s) was indemnified prior to the realization of such reduction of Losses). A Tax benefit to an Agent Indemnified Person for purposes of this Section 10.12 shall be reasonably determined by Seller’s Accountants (as defined in the Acquisition Agreement) as the difference between (i) the amount of federal, state and local Tax Liabilities of such Agent Indemnified Person and its Affiliates for the year with respect to which the indemnity payment is made, and (ii) the amount of federal, state and local Tax Liabilities (as such terms are defined in the Acquisition Agreement) of such Agent Indemnified Person and its Affiliates for the year with respect to which the indemnity payment is made but without the effect of event that gave rise to the indemnity payment. Magna shall provide Borrower with calculations and/or other information reasonably supporting the determination of the amount of the Tax benefit.

(d)                                 Limitation on Claims. No claim may be made against Borrower for indemnification pursuant to Section 10.12(b) in the event that the Notes are fully paid in accordance with the terms of Section 3.2(a) of this Agreement, other than claims for out-of-pocket expenditures suffered by Magna and the Meadows Companies, as a result of any Loan Party’s, OCM AcquisitionCo’s or Parent Entity’s breach of this Agreement or any other Note Document.

Anything in Section 10.12 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against Magna or Borrower, as the case may be, for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by Magna  or Borrower, respectively, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action. If a claim or a potential claim arises, Borrower and Magna  shall promptly work in good faith to determine the validity of such claim or potential claim within a reasonable period of time and if such claim or potential claim is not resolved to both the indemnified and indemnifying parties’ satisfaction within such reasonable period of time, either party may commence legal proceedings to resolve such claim or potential claim.

(e)                                  Indemnification by Magna. Magna agrees, subject to the other terms and conditions of this Agreement, to indemnify Borrower and its Affiliates and the officers, directors, employees and agents of each of the foregoing (each being a “Borrower Indemnified Person”) against and hold it harmless from (i) all Losses arising out of the breach of any representation, warranty, covenant or agreement of Agent or any Holder under this Agreement, the Notes or any Security Document and (ii) if the Second Closing does not occur, but the Stock Transfer occurs (or Magna and Borrower consummate a mutually agreed upon alternative method for the return of all of the rights, properties and business of the Meadows Companies to Magna), then any Liability (as defined in the Acquisition Agreement) of Borrower to third parties arising out of Borrower’s ownership of the Meadows Companies, but only to the extent such Liability also arises from acts or omissions, or circumstances existing on or prior to the Closing Date.

(f)                                    Tax Benefit. Payments by Magna pursuant to Section 10.12(e) shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any Tax benefit to Borrower Indemnified Persons, and (ii) any insurance proceeds and any indemnity, contribution or other similar payment recovered by Borrower Indemnified Persons from any third party with respect thereto (it being agreed that any such Borrower Indemnified Person(s) will use its commercially reasonable efforts and will cause Companies and Subsidiaries to use their respective commercially reasonable efforts, to recover such proceeds and payments and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, such Borrower Indemnified Person(s) shall reimburse Agent for such reduction in Losses for which such Borrower Indemnified Person(s) was indemnified prior to the realization of reduction of such Losses). A Tax benefit to a Borrower Indemnified Person for purposes of this Section 10.12(f) will be reasonably determined by Borrower’s Accountants (as defined in the Acquisition Agreement) as the difference between (i) the amount of federal, state and local Tax Liabilities of such Borrower Indemnified Person and its Affiliates (including the Companies and the Subsidiaries) for the year with respect to which the indemnity payment is made, and (ii) the amount of federal, state and local Tax Liabilities of such Borrower Indemnified Person and its Affiliates (including the Companies and the Subsidiaries) for the year with respect to which the indemnity payment is made but without the effect of event that gave rise to the indemnity payment. Borrower shall provide Magna with calculations and/or other information reasonably supporting the determination of the Tax benefit.

(g)                                 Limitation on Claims. No claims may be made against Magna for indemnification pursuant to Section 10.12(e) in the event that a Stock Transfer has been consummated (other than a Stock Transfer as a result of a Magna Event of Default Notice) or the exercise of Agent’s and Holders’ rights and remedies under Sections 8.2, 8.3 and 8.4, other than out-of-pocket expenditures suffered by Borrower or its equity holders (rather than out-of-pocket expenditures suffered by any of the Meadows Companies) as a result of Magna’s breach under this Agreement, the Notes or any Security Document.

(h)                                 Third Party Indemnification Procedures, Etc. Each Agent Indemnified Person or Borrower Indemnified Person, as applicable, (for purposes of this Section 10.12(h), an “Indemnified Party”) shall give the indemnifying party, as applicable (for purposes of this Section 10.12(h), an “Indemnifying Party”) prompt written notice (a “Claim Notice”) of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which it may request indemnification under Section 10.12 provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced by the delay. The Indemnifying Party shall have the right to assume, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by it; provided, however, that if there exists or is reasonably likely to exist a conflict of interest (including, without limitation, if there may be one or more legal or equitable defenses available to the Indemnified Party which are different from or in addition to those of the Indemnifying Party and representation by the same counsel would be inappropriate due to the actual or potential differences between the parties) that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. With reasonable notice, the Indemnified Party shall provide the Indemnifying Party with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party, subject to the penultimate sentence of this Section 10.12(h), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability. If the Indemnifying Party shall fail to defend, or if after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the expense of the Indemnifying Party. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 10.12(h) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding. Neither the Indemnified Party nor the Indemnifying Party shall settle any claim or proceeding without the written approval of the Indemnifying Party (in the case of a settlement by the Indemnified Party) or of the Indemnified Party (in the case of a settlement by the Indemnifying Party), which approval shall not be unreasonably withheld.

(i)                                     Limitation on Claims. “Losses” of a Person means any and all claims, actions or causes of action, assessments, losses or damages, deficiencies, liabilities, costs, awards, judgments, and expenses (including reasonable legal and expert fees and expense, interest, penalties and all reasonable amounts paid in investigation, defense, or settlement of any of the foregoing) suffered or incurred by such persons. Neither Magna nor Borrower shall have any liability to any Borrower Indemnified Person or Agent Indemnified Person, as the case may be, under Section 10.12 for consequential or punitive damages. This Section 10.12(i) shall not limit an Indemnified Party’s right to recover fees or expenses of counsel or reimbursement or indemnity for claims by third parties to the extent otherwise provided for in this Section 10.12 and paid or payable by an Indemnified Party. “Losses” of Borrower Indemnified Persons shall be limited to Losses suffered by Borrower and the equity holders of Borrower, and shall not include Losses suffered by the Meadows Companies.

(j)                                     Exclusive Remedy. Each of Magna and Borrower hereby acknowledges and agrees that, from and after the consummation of the Second Closing in accordance with Section 3.2(a) of this Agreement, or the consummation of the Stock Transfer in accordance with Section 3.10 of this Agreement, the sole and exclusive remedy of Agent Indemnified Persons or Borrower Indemnified Persons, as the case may be, against Borrower or Magna, as the case may be, with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 10.12, except for any claims arising out of fraud and where a party is entitled to seek injunctive relief because there is no adequate remedy at law. In furtherance of the foregoing, each of Borrower and Magna hereby waives, from and after the consummation of the Second Closing in accordance with Section 3.2(a) of this Agreement or the consummation of the Stock Transfer in accordance with Section 3.10 of this Agreement, and on behalf of itself and any other Borrower Indemnified Persons or Agent Indemnified Persons, as the case may be, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action such Borrower Indemnified Persons and Agent Indemnified Persons, as the case may be, may have against Magna or Borrower, as the case may be, (other than pursuant to this Section 10.12) relating to the subject matter of this Agreement arising under or based upon any law, rule, regulation, order, judgment or decree applicable to it or by which any of the properties of it or any of its subsidiaries is bound or affected, subject to the exception set forth in the immediately preceding sentence and subject to the claims, remedies and other rights of Magna, Borrower and their respective Affiliates under the Note Documents. Nothing in the forgoing provisions of this Section 10.12(j) shall limit any rights or claims any party hereto, any Company, any Subsidiary or MEC Pennsylvania Racing Services, Inc. or any of their respective Affiliates may have under the Acquisition Agreement, the Racing Services Agreement, the Holdback Agreement, the Equity Commitment Agreement or any agreements related thereto.

(k)                                  Public Announcements. Each of Borrower and Magna agrees that, in the event an Indemnifying Party elects to assume the defense of any claim or proceeding under Section 10.12(h), to the extent permitted by applicable law, it will refrain from making any public announcements in respect of such claim or otherwise communicating with the news media.

(l)                                     Jurisdiction. Borrower and Magna hereby consent to the non-exclusive jurisdiction of any court in which an Action by a third party is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agree that process may be served on Borrower and Magna with respect to such a claim at the address specified in this Agreement. Nothing in the foregoing provisions of this Section 10.12(l) shall limit any rights or claims any party hereto, any Company, any Subsidiary, MEC Pennsylvania Racing Services, Inc. or any of their respective Affiliates may have under the Acquisition Agreement, the Racing Services Agreement, the Holdback Agreement, the Equity Commitment Agreement or any agreements related thereto  (including any agreements guarantying the obligations under or otherwise lending credit support to the Holdback Documents or Equity Commitment Agreement).

(m)                               Payments. Notwithstanding any other provisions of this Section 10.12, the obligations of Magna and Borrower to indemnify any Borrower Indemnified Person or Agent Indemnified Person, respectively, shall be deferred until the earliest to occur of the Second Closing, the Maturity Date, the Specified Default Trigger Event or the Deadline Date; provided however, that Section 10.12(h) shall not be so deferred. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 10.12, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days after such agreement is reached or such final adjudication by wire transfer of immediately available funds; provided, however, that during the term of the Holdback Agreement, Borrower Indemnified Persons shall satisfy any such required payments solely pursuant to the terms of the Holdback Agreement. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations (other than such obligations described in the proviso set forth in the immediately preceding sentence) within such fifteen (15) Business Day period, any amount payable shall accrue interest, compounded annually, calculated from the date of agreement of the Indemnifying Party or final, nonappealable adjudication through the date such payment has been made, on the basis of the average of the daily rate of interest publicly announced by Citibank N.A. in New York, New York from time to time as its base rate from the date of such agreement or such adjudication to the date of such payment. The parties hereto agree that if the Second Closing is consummated any indemnification made pursuant to this Agreement (including without limitation any indemnification covered by the Holdback Agreement or any indemnification resulting in the reduction of amounts owing under the Notes) shall be treated as an adjustment to the Purchase Price (as defined in the Acquisition Agreement).

10.13                     Counterparts. This Agreement and each of the other Note Documents may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.14                     Confidentiality. Prior to the occurrence of any of the events set forth in Section 3.10(a)(i)-(vi), each Holder and Agent shall, and shall cause its respective agents, representatives, Affiliates, employees, officers and directors to, protect (and not disclose or provide access to any Person) all information obtained from Borrower or any of its Subsidiaries in connection with this Agreement by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure or use of such information, as such Holder or Agent uses to protect its own confidential information of a like nature; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, (i) is disclosed by and between such Holder or Agent and its respective agents, representatives, Affiliates, employees, officers or directors on a need-to-know basis (provided that such Persons are bound by a duty of confidentiality), (ii) is available publicly and was not disclosed in breach of this Agreement by such Holder or Agent or its respective agents, representatives, Affiliates, employees, officers or directors (provided that information provided to or filed with any Governmental Authority shall not be deemed to be publicly available by virtue of such filing), or (iii) is required to be disclosed in compliance with Section 5.04 of the Acquisition Agreement, federal and state laws or regulations or the regulations governing any national securities exchange or quotation system or is requested by a regulatory body that has authority over such Holder, Agent or Borrower (provided that such Holder or Agent, as the case may be, provides prompt notice to Borrower of the disclosure requirement and uses its reasonable efforts to disclose only such confidential information as is legally required to be disclosed and exercises reasonable efforts to obtain assurance that such confidential information will be accorded confidential treatment); provided further that this sentence shall not apply to any disclosure in connection with the exercise of any remedies under the Note Documents or any action, suit or proceeding relating to the Note Documents or the enforcement of rights thereunder or, following the occurrence of a Specified Event of Default, disclosure to a prospective Holder of the Notes.

Notwithstanding anything herein to the contrary, information required to be treated as confidential by reason of the foregoing shall not include, and Agent and each Holder may disclose to any and all Persons, without limitation of any kind, any information with respect to United States federal income tax treatment and United States federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or such Holder relating to such tax treatment and tax structure.

10.15                     Provisions Applicable to Parent Entities.

(a)                                  As a material inducement to Seller, Agent and Holders to enter into this Agreement and accept the Notes, each Parent Entity hereby severally represents, warrants and covenants to Agent and Holders as follows:

(i)                                     Organization, Powers, Qualification, Good Standing. CCR is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. MezzCo is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Parent Entity has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is or may become a party and to carry out the transactions contemplated hereby and thereby.

(ii)                                  Authorization. The execution, delivery and performance of Transaction Documents to which a Parent Entity is party have been duly authorized by all necessary action on the part of such Parent Entity.

(iii)                               No Conflict. The execution, delivery and performance by each Parent Entity of the Transaction Documents to which a Parent Entity is party and the consummation of the transactions contemplated thereby do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Parent Entity, the Charter Documents of any Parent Entity or any order, judgment or decree of any court or other Governmental Authority binding on any Parent Entity, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Parent Entity, or (iii) require any approval of stockholders of any Parent Entity.

(iv)                              Governmental Consents. The execution, delivery and performance by each Parent Entity of the Transaction Documents to which any Parent Entity is party and the consummation of the transactions contemplated thereby do not and will not require authorization, approval or other action by, and no notice to or filing with, any Governmental Authority.

(v)                                 Binding Obligation. Each of the Transaction Documents to which any Parent Entity is party has been duly executed and delivered by each Parent Entity and is the legally valid and binding obligation of such Parent Entity, enforceable against such Parent Entity in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b)                                 No Parent Entity shall directly or indirectly, including as a result of any action of any of its respective Affiliates, cause or permit Borrower or any of its Subsidiaries to:

(i)                                     commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect or file any petition thereunder,

(ii)                                  consent to the institution of any proceeding or petition under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect,

(iii)                               consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law,

(iv)                              apply for or consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property,

(v)                                 make any assignment for the benefit of creditors,

(vi)                              admit in writing its inability, to pay its debts as such debts become due, or

(vii)                           adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clauses (i) through (vi) above.

10.16                     Pennsylvania Accounts. Notwithstanding any other provision of this Note Agreement or any Note Document, collateral for the Obligations (or any other obligations of the Borrower and the Meadows Companies) shall not include amounts held in account for the Commonwealth of Pennsylvania as specified by Chapter 12 of the Pennsylvania Race Horse Development and Gaming Act (Act 71) (4 Pa.C.S.A. §1401, et seq.).

*          *          *

SIGNATURE PAGE TO

POST-CLOSING AND NOTE ISSUANCE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BORROWER:

PA MEADOWS, LLC

By:
Name:
Title:

SOLELY WITH RESPECT TO SECTION 10.15, PARENT ENTITIES:

CANNERY CASINO RESORTS, LLC

By:
Name:
Title:

PA MEZZCO, LLC

By:
Name:
Title:

AGENT:

MAGNA ENTERTAINMENT CORP.

By:
Name:
Title:

By:
Name:
Title:

HOLDERS:

MAGNA ENTERTAINMENT CORP.

By:
Name:
Title:

By:
Name:
Title: